Exhibit 10.1.4

FOURTH AMENDMENT

This FOURTH AMENDMENT, dated as of February 16, 2021 (this “Amendment”), is entered into by and among SP Plus Corporation (the “Borrower”), the Guarantors, the Lenders party hereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, have entered into that certain Credit Agreement, dated as of November 30, 2018 (as amended, modified, extended, restated or supplemented from time to time on or prior to the date hereof, the “Credit Agreement”); and

WHEREAS, the Borrower has requested the termination of the Temporary Revolving Commitments and certain other amendments to the Credit Agreement as more fully described herein; and

WHEREAS, the Required Lenders have agreed to such requested amendments as set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Termination of Temporary Revolving Commitments.  Pursuant to Section 2.06 of the Credit Agreement the Borrower hereby requests to permanently reduce the Revolving Facility to $325,000,000 by terminating the Temporary Revolving Commitments.

2.Amendments.  The Credit Agreement, other than the Schedules and Exhibits thereto, is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underline text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Exhibit A hereto (the Credit Agreement, as so amended, the “Amended Credit Agreement”).

3.Conditions Precedent. This Amendment shall become effective as of the date hereof after each of the following conditions is satisfied (such date the “Effective Date”):

(a)receipt by the Administrative Agent of this Amendment duly executed by the Borrower, the Guarantors, the Required Lenders and Bank of America, N.A., as Administrative Agent; and

(b) the Administrative Agent, shall have received payment of all fees and expenses, if any, owing pursuant to (a) any fee letter executed in connection herewith and, (b) to the extent invoiced at least one Business Day prior to the Effective Date, the Credit Agreement (including without limitation the reasonable and documented legal fees and expenses of the Administrative Agent owing in connection with this Amendment).

4.Miscellaneous.

(a)The Credit Agreement and the other Loan Documents and the obligations of the Loan Parties thereunder are hereby ratified and confirmed and shall remain in full force and effect according to their terms. This Amendment shall constitute a Loan Document.

CHAR1\1779492v3

(b)Each Guarantor (i) acknowledges and consents to all of the terms and conditions of this Amendment, (ii) affirms all of its obligations under the Loan Documents and (iii) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Credit Agreement or the Loan Documents.

(c)The Loan Parties hereby represent and warrant on the date hereof as follows:

(i)The Loan Parties have taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment.

(ii)This Amendment has been duly executed and delivered by each Loan Party and constitutes each such Loan Party’s legal, valid and binding obligations, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium or other laws affecting the enforceability of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iii)No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by the Borrower or any Guarantor of this Amendment, other than, in each case, (A) those approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, and (B) those approvals, consents, exemptions, authorizations, actions, notices and filings the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

(d)The Loan Parties represent and warrant to the Lenders on the date hereof that (i) the representations and warranties of each Loan Party set forth in the Credit Agreement (as amended by this Amendment) and the other Loan Documents are true and correct in all material respects (except to the extent any such representation and warranty is qualified by Material Adverse Effect or other materiality, in which case, it is true and correct in all respects) with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case, such representations and warranties was true and correct in all material respects (except to the extent any such representation and warranty is qualified by Material Adverse Effect or other materiality, in which case, it was true and correct in all respects) as of such earlier date) and (ii) after giving effect to this Amendment, no Default or Event of Default exists and is continuing, or would immediately result from this Amendment.

(e)This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by fax or e-mail shall be effective as an original and shall constitute a representation that an executed original shall be delivered.

2

CHAR1\1779492v3

(f)

THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

[remainder of page intentionally left blank]

3

CHAR1\1779492v3

Each of the parties hereto has caused a counterpart of this Fourth Amendment to be duly executed and delivered as of the date first above written.

BORROWER:SP PLUS CORPORATION,

a Delaware corporation

By:/s/KRISTOPHER H ROY

Name:Kristopher H. Roy

Title:Chief Financial Officer and Treasurer

GUARANTORS:Atlanta Provisions, LLC,

a Florida limited liability company

Austin Bergstrom Transfer, LLC,

a Florida limited liability company

Baggage Airline Guest Services, Inc.,

a Florida corporation

Bags for Cruises, LLC,

a Florida limited liability company

Bags of Florida, LLC,

a Florida limited liability company

Bags of Georgia, LLC,

a Florida limited liability company

Bags of Nevada, LLC,

a Nevada limited liability company

Bags Parking Services LLC,

a Florida limited liability company

Baltimore Distribution, LLC,

a Florida limited liability company

CCM Investments Group, LLC,

a Delaware limited liability company

Central Parking Corporation,

a Tennessee corporation

Central Parking System of Connecticut, Inc.,

a Tennessee corporation

Central Parking System of Georgia, Inc.,

a Tennessee corporation

Central Parking System of Maryland, Inc.,

a Tennessee corporation

By:/s/KRISTOPHER H ROY

Name:Kristopher H. Roy

Title:Chief Financial Officer and Treasurer

[Signature Pages Continue]

SP PLUS CORPORATION

FOURTH AMENDMENT

Central Parking System of New York, Inc.,

a Tennessee corporation

Central Parking System of Puerto Rico, Inc.,

a Tennessee corporation

Central Parking System of Washington, Inc.,

a Tennessee corporation

Central Parking System Realty of New York, Inc., a Tennessee corporation

Central Parking System, Inc.,

a Tennessee corporation

Certified Auto Retrieval Service, Inc.,

a Florida corporation

City Nights Valet, Inc.,

a Florida corporation

CITY SIDE SERVICES, LLC,

a Delaware limited liability company

Colorado Springs Services, LLC,

a Florida limited liability company

CPC PropCo, LLC,

a Delaware limited liability company

Dallas Love Supplies, LLC,

a Florida limited liability company

DC Provisions, LLC,

a Florida limited liability company

Denver Services, LLC,

a Florida limited liability company

Dulles Services, LLC,

a Florida limited liability company

Eugene Provisions, LLC,

a Florida limited liability company

Home Serv Delivery, LLC,

a Florida limited liability company

HOSPITALITY CCGS HOLDINGS, LLC,

a Delaware limited liability company

By:/s/KRISTOPHER H ROY
Name:Kristopher H. Roy
Title:Chief Financial Officer and Treasurer

[Signature Pages Continue]

SP PLUS CORPORATION

FOURTH AMENDMENT

Jamaica Logistics, LLC,

a Florida limited liability company

KCPC Holdings, Inc.,

a Delaware corporation

Kinney System, Inc.,

a Delaware corporation

Luggage Logistics & Procurement, LLC, a Florida limited liability company

LUGGAGE SERVICES AND LOGISTICS, LLC,

a Delaware limited liability company

Maple Leaf Logistics, LLC,

a Florida limited liability company

Merritt Leasing, LLC,

a Florida limited liability company

Merritt Trucking LLC,

a Delaware limited liability company

Miami Dade Conveyance, LLC,

a Florida limited liability company

Minneapolis Transfer, LLC,

a Florida limited liability company

Netbags.com, LLC,

a Pennsylvania limited liability company

Newark Distributions, LLC,

a Florida limited liability company

Orlando DTTS, LLC,

a Florida limited liability company

Pacific Bags, LLC,

a Florida limited liability company

Portland Provisions, LLC,

a Florida limited liability company

Queens Conveyance, LLC,

a Florida limited liability company

REMOTE CHECK-IN, LLC,

a Delaware limited liability company

RSF SECURE, LLC,

a Delaware limited liability company

By:/s/KRISTOPHER H ROY
Name:Kristopher H. Roy
Title:Chief Financial Officer and Treasurer

[Signature Pages Continue]

SP PLUS CORPORATION

FOURTH AMENDMENT

RSF STAFF, LLC,

a Delaware limited liability company

Rynn’s Luggage of Texas, Inc.,

a Texas corporation

Rynn's Luggage Corporation,

a Pennsylvania corporation

Salt Lake City Transfer, LLC,

a Florida limited liability company

Sort, LLC,

a Florida limited liability company

Standard Auto Park, Inc.,

an Illinois corporation

Standard Parking Corporation IL,

a Delaware corporation

Tampa Conveyance, LLC,

a Florida limited liability company

Tros DTTS, LLC,

a Florida limited liability company

TRUK, LLC,

a Delaware limited liability company,

Tucson Provisions, LLC

a Florida limited liability company,

Tugs, LLC

a Florida limited liability company,

USA Parking System, Inc.,

a Tennessee corporation

VOYAGER MERCHANDISING, LLC,

a Delaware limited liability company

ZWB Holdings, Inc.,

a Florida corporation

By:/s/KRISTOPHER H ROY
Name:Kristopher H. Roy
Title:Chief Financial Officer and Treasurer

APCOA LaSalle Parking Company, LLC,

a Louisiana limited liability company

By:SP Plus Corporation

Its:Manager and Member

By: /s/KRISTOPHER H ROY

Name:Kristopher H. Roy
Title:Chief Financial Officer and Treasurer

SP PLUS CORPORATION

FOURTH AMENDMENT

ADMINISTRATIVE AGENT:bank of america, n.a.,

as Administrative Agent

By:/s/KYLE D HARDING

Name:Kyle D. Harding

Title:Vice President

LENDERS:BANK OF AMERICA, N.A.,

as a Lender, L/C Issuer and Swingline Lender

By: /s/SEAN SNIPES

Name:Sean Snipes

Title:Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/PEG LAUGHLING

Name:Peg Laughlin

Title:Senior Vice President

BMO HARRIS BANK N.A.

By: /s/MARISSA KERLEY

Name:Marissa Kerley

Title:Director, Authorized Officer

JPMORGAN CHASE BANK, N.A.

By: /s/ZACHARY BLANER

Name:Zachary Blaner

Title:Vice President

KEYBANK NATIONAL ASSOCIATION

By: /s/ASHLEY BRANIECKI

Name:Ashley Braniecki

Title:Vice President

U.S. BANK NATIONAL ASSOCIATION

By: /s/KAREN MYERS

Name:Karen Myers

Title:Senior Vice President

[Signature Pages Continue]

SP PLUS CORPORATION

FOURTH AMENDMENT

ASSOCIATED BANK, N.A.

By: /s/DEANN MALCORE

Name:Deann Malcore

Title:Assistant Vice President

PNC BANK, NATIONAL ASSOCIATION

By: /s/ DONNA BENSON

Name:Donna Benson

Title:Assistant Vice President

FIRST HAWAIIAN BANK

By: /s/Derek Chang

Name:Derek Chang

Title:Senior Vice President

CIBC BANK USA

By: /s/JOSH UDELHOFEN

Name:Josh Udelhofen

Title:Associate Managing Director

SP PLUS CORPORATION

FOURTH AMENDMENT

Exhibit A

Amended Credit Agreement

[see attached]

Published CUSIP Number: 78469MAD3

CREDIT AGREEMENT

Dated as of November 30, 2018

among

SP PLUS CORPORATION,

as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER PARTY HERETO,

as the Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swingline Lender and L/C Issuer,

and

THE LENDERS PARTY HERETO

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent

BMO HARRIS BANK N.A.,

JPMORGAN CHASE BANK, N.A.,

KEYBANK NATIONAL ASSOCIATION

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

BOFA SECURITIES, INC.,

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

~~CHAR1\1641691v2~~CHAR1\1779505v1

TABLE OF CONTENTS

Page

ARTICLE I7

DEFINITIONS AND ACCOUNTING TERMS7

1.01	Defined Terms.7
1.02	Other Interpretive Provisions.44
1.03	Accounting Terms.45
1.04	Rounding.46
1.05	Times of Day.46
1.06	Letter of Credit Amounts.46
1.07	UCC Terms.46
1.08	Rates.47
1.09	Limited Condition Transactions.47
1.10	Classification and Reclassification.48
1.11	Closing Date Acquisition and Related Matters.48

ARTICLE II49

COMMITMENTS AND CREDIT EXTENSIONS49

2.01	Loans.49
2.02	Borrowings, Conversions and Continuations of Loans.49
2.03	Letters of Credit.51
2.04	Swingline Loans.59
2.05	Prepayments.62
2.06	Termination or Reduction of Commitments.64
2.07	Repayment of Loans.65
2.08	Interest and Default Rate.65
2.09	Fees.66
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.67
2.11	Evidence of Debt.67
2.12	Payments Generally; Administrative Agent’s Clawback.68
2.13	Sharing of Payments by Lenders.70
2.14	Cash Collateral.71
2.15	Defaulting Lenders.72
2.16	Incremental Facilities.74

ARTICLE III77

TAXES, YIELD PROTECTION AND ILLEGALITY77

3.01	Taxes.77
3.02	Illegality.80
3.03	Inability to Determine Rates.81
3.04	Increased Costs; Reserves on Eurodollar Rate Loans.82
3.05	Compensation for Losses.83
3.06	Mitigation Obligations; Replacement of Lenders.84
3.07	Successor LIBOR.84
3.08	Survival.85

ARTICLE IV85

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS85

4.01	Conditions of Initial Credit Extension.85
4.02	Conditions to all Credit Extensions.89

i

~~CHAR1\1641691v2~~CHAR1\1779505v1

ARTICLE V89

REPRESENTATIONS AND WARRANTIES89

5.01	Existence, Qualification and Power.90
5.02	Authorization; No Contravention.90
5.03	Governmental Authorization; Other Consents.90
5.04	Binding Effect.90
5.05	Financial Statements; No Material Adverse Effect.91
5.06	Litigation.91
5.07	No Default.91
5.08	Ownership of Property.92
5.09	Environmental Compliance.92
5.10	Insurance.92
5.11	Taxes.92
5.12	ERISA Compliance.93
5.13	Margin Regulations; Investment Company Act.93
5.14	Disclosure.94
5.15	Compliance with Laws.94
5.16	Solvency.94
5.17	Sanctions Concerns and Anti-Corruption Laws.94
5.18	Subsidiaries; Equity Interests; Loan Parties.95
5.19	Collateral Representations.95
5.20	EEA Financial Institutions.95
5.21	Intellectual Property; Licenses, Etc.95
5.22	Labor Matters.96
5.23	Subordinated Debt.96

ARTICLE VI96

AFFIRMATIVE COVENANTS96

6.01	Financial Statements.96
6.02	Certificates; Other Information.97
6.03	Notices.99
6.04	Payment of Obligations.99
6.05	Preservation of Existence, Etc.100
6.06	Maintenance of Properties.100
6.07	Maintenance of Insurance.100
6.08	Compliance with Laws.100
6.09	Books and Records.101
6.10	Inspection Rights.101
6.11	Use of Proceeds.101
6.12	ERISA Compliance.101
6.13	Covenant to Guarantee Obligations.101
6.14	Covenant to Give Security.102
6.15	Further Assurances.102
6.16	Compliance with Environmental Laws.103
6.17	Anti-Corruption Laws.103

ARTICLE VII103

NEGATIVE COVENANTS103

7.01	Liens.103
7.02	Indebtedness.105

~~CHAR1\1641691v2~~CHAR1\1779505v1

7.03	Investments.107
7.04	Fundamental Changes.108
7.05	Dispositions.109
7.06	Restricted Payments.109
7.07	Change in Nature of Business.110
7.08	Transactions with Affiliates.110
7.09	Burdensome Agreements.110
7.10	Use of Proceeds.111
7.11	Financial Covenants.111
7.12	Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.111
7.13	Sale and Leaseback Transactions.111
7.14	Prepayments and Amendments of Subordinated Debt.112
7.15	Sanctions.112
7.16	Anti-Corruption Laws.112

ARTICLE VIII112

EVENTS OF DEFAULT AND REMEDIES112

8.01	Events of Default.112
8.02	Remedies upon Event of Default.115
8.03	Application of Funds.115

ARTICLE IX116

ADMINISTRATIVE AGENT116

9.01	Appointment and Authority.116
9.02	Rights as a Lender.117
9.03	Exculpatory Provisions.117
9.04	Reliance by Administrative Agent.118
9.05	Delegation of Duties.119
9.06	Resignation of Administrative Agent.119
9.07	Non-Reliance on Administrative Agent and Other Lenders.120
9.08	No Other Duties, Etc.121
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding.121
9.10	Collateral and Guaranty Matters.122
9.11	Secured Cash Management Agreements and Secured Hedge Agreements.123
9.12	ERISA Matters.123

ARTICLE X125

CONTINUING GUARANTY125

10.01	Guaranty.125
10.02	Rights of Lenders.126
10.03	Certain Waivers.126
10.04	Obligations Independent.127
10.05	Subrogation.127
10.06	Termination; Reinstatement.127
10.07	Stay of Acceleration.127
10.08	Condition of Borrower.127
10.09	Appointment of Borrower.128
10.10	Right of Contribution.128
10.11	Keepwell.128

~~CHAR1\1641691v2~~CHAR1\1779505v1

ARTICLE XI128

MISCELLANEOUS128

11.01	Amendments, Etc.128
11.02	Notices; Effectiveness; Electronic Communications.131
11.03	No Waiver; Cumulative Remedies; Enforcement.133
11.04	Expenses; Indemnity; Damage Waiver.133
11.05	Payments Set Aside.135
11.06	Successors and Assigns.136
11.07	Treatment of Certain Information; Confidentiality.141
11.08	Right of Setoff.142
11.09	Interest Rate Limitation.143
11.10	Counterparts; Integration; Effectiveness.143
11.11	Survival of Representations and Warranties.143
11.12	Severability.143
11.13	Replacement of Lenders.144
11.14	Governing Law; Jurisdiction; Etc.144
11.15	Waiver of Jury Trial.145
11.16	Subordination.146
11.17	No Advisory or Fiduciary Responsibility.146
11.18	Electronic Execution.147
11.19	USA PATRIOT Act Notice.147
11.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.147

~~CHAR1\1641691v2~~CHAR1\1779505v1

SCHEDULES

Schedule 1.01(a)Certain Addresses for Notices

Schedule 1.01(b)Initial Commitments and Applicable Percentages

Schedule 2.03	Existing Letters of Credit
Schedule 5.11	Taxes
Schedule 5.18(a)	Subsidiaries, Joint Ventures, Partnerships and Other Equity Investments

Schedule 5.18(b)Loan Parties

Schedule 5.19(b)Intellectual Property

Schedule 5.22Labor Matters

Schedule 7.01Existing Liens

Schedule 7.02Existing Indebtedness

Schedule 7.03Existing Investments

EXHIBITS

Exhibit AForm of Administrative Questionnaire

Exhibit BForm of Assignment and Assumption

Exhibit CForm of Compliance Certificate

Exhibit DForm of Joinder Agreement

Exhibit EForm of Loan Notice

Exhibit FForm of Note

Exhibit GForm of Secured Party Designation Notice

Exhibit H–1 to 4Forms of U.S. Tax Compliance Certificates

Exhibit IForm of Notice of Loan Prepayment

Exhibit JForm of Letter of Credit Report

v

~~CHAR1\1641691v2~~CHAR1\1779505v1

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of November 30, 2018, by and among SP PLUS CORPORATION, a Delaware corporation (the “Borrower”), the Guarantors (as defined herein), the Lenders (as defined herein), and BANK OF AMERICA, N.A., as Administrative Agent, Swingline Lender and an L/C Issuer.

PRELIMINARY STATEMENTS:

WHEREAS, the Loan Parties (as hereinafter defined) have requested that the Lenders, the Swingline Lender and the L/C Issuers make loans and other financial accommodations to the Loan Parties in an aggregate amount of up to Five-Hundred Fifty Million Dollars ($550,000,000).

WHEREAS, the Lenders, the Swingline Lender and the L/C Issuers have agreed to make such loans and other financial accommodations to the Loan Parties on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of: (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest; or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Additional Secured Obligations” means (a) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided, that, Additional Secured Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

~~CHAR1\1641691v2~~CHAR1\1779505v1

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders in writing.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means: (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by: (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time; and (ii) thereafter, the outstanding principal amount of such Term Lender’s Term Loans at such time; and (b) in respect of the Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitment at such time, subject to (A) adjustments as a result of increases pursuant to Section 2.16 or as provided in Section 2.15. If the Commitment of all of the Revolving Lenders to make Revolving Loans, and the obligation of the L/C Issuers to make L/C Credit Extensions, have been terminated pursuant to Section 2.06 or Section 8.02, or if the Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Facility most recently in effect, giving effect to any subsequent assignments. The Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 1.01(b), in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.16, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate & Letter of Credit Fee	Base Rate	Commitment Fee
1	> 3.5 to 1.0	2.00%	1.00%	0.25%
2	>2.5 to 1.0, but ≤ 3.5 to 1.0	1.75%	0.75%	0.20%
3	> 1.5 to 1.0, but ≤ 2.5 to 1.0	1.50%	0.50%	0.175%
4	≤ 1.5 to 1.0	1.25%	0.25%	0.15%

~~CHAR1\1641691v2~~CHAR1\1779505v1

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, that, if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the written request of the Required Lenders to the Administrative Agent and the Borrower, Pricing Level 1 shall apply, in each case, as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered. In addition, at all times while the Default Rate is in effect, the highest rate set forth in each column of the Applicable Rate shall apply.

Notwithstanding anything to the contrary contained in this definition, (a) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b), (b) the initial Applicable Rate shall be set forth in Pricing Level 2 until the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 6.02(a) for the Fiscal Quarter ending March 31, 2019 to the Administrative Agent and (c) the Applicable Rate from the Third Amendment Effective Date until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) for the Fiscal Quarter ending June 30, ~~2021~~2022 to the Administrative Agent shall be: (i) 2.75%, with respect to the Eurodollar Rate and Letter of Credit Fee, (ii) 1.75%, with respect to the Base Rate and (iii) 0.375%, with respect to the Commitment Fee. Any adjustment in the Applicable Rate shall be applicable to all applicable Credit Extensions then existing or subsequently made or issued (and are outstanding) during the period in which such Applicable Rate applies.

“Applicable Revolving Percentage” means with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03, the Revolving Lenders and (c) with respect to the Swingline Sublimit, (i) the Swingline Lender and (ii) if any Swingline Loans are outstanding pursuant to Section 2.04(a), the Revolving Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BofA Securities and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and joint bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party or other Person whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including an electronic documentation form generated by use of an electronic platform) reasonably approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, subject to Section 1.03(b), (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capital Lease, (c) all Synthetic Debt of such Person, (d) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making

~~CHAR1\1641691v2~~CHAR1\1779505v1

appropriate adjustments, determined by the Administrative Agent in its reasonable judgment, and (e) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2017, and the related Consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability” means, at any time, the total of (a) the aggregate Revolving Commitments at such time, minus (b) the Total Revolving Outstandings at such time.

“Availability Period” means in respect of the Revolving Facility, the period from, and including, the Closing Date to the earliest of: (a) the Maturity Date; (b) the date of termination of the Revolving Commitments pursuant to Section 2.06; and (c) the date of termination of the Commitment of each Revolving Lender to make Revolving Loans, and of the obligation of the L/C Issuers to make L/C Credit Extensions, pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%; provided, that, if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan or a Term Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

~~CHAR1\1641691v2~~CHAR1\1779505v1

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BofA Securities” means BofA Securities, Inc.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Borrowing, a Swingline Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in accordance with GAAP, is accounted for as a capital lease on the balance sheet of such Person, subject, in each case, to the last paragraph of Section 1.03(b).

“Cash on Hand” means, as of any day, the sum of the amount of all cash and Cash Equivalents of the Loan Parties and their Subsidiaries (excluding cash held for the benefit of third parties), on a consolidated basis, less the amount of any payments which have been issued by the Borrower and its Subsidiaries, but which have not yet cleared their respective accounts.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or Swingline Lender (as applicable) or the Lenders, as collateral for L/C Obligations, the Obligations in respect of Swingline Loans, or obligations of the Revolving Lenders to fund participations in respect of either thereof (as the context may require): (a) cash or deposit account balances; (b) backstop letters of credit entered into on terms, from issuers and in amounts reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer; and/or (c) if the Administrative Agent and the applicable L/C Issuer or Swingline Lender shall agree, in their sole reasonable discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such L/C Issuer or Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as of any date, any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries:

~~CHAR1\1641691v2~~CHAR1\1779505v1

(a)any evidence of Indebtedness, maturing not more than one year after such date, issued or guaranteed by the United States government or any agency or instrumentality thereof;

(b)any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such date, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000);

(c)commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, rated (unless issued by a Lender or its holding company) at least “Prime–1” (or the then equivalent grade) by Moody’s or at least “A–1” (or the then equivalent grade) by S&P;

(d)Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e)any repurchase agreement entered into with any Lender or its holding company (or commercial banking institution of the nature referred to in clause (b) above) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (d) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder;

(f)money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements;

(g)securities issued or directly and fully guaranteed or insured  by any state, commonwealth or territory of the United States (provided, that, the full faith and credit of such state, commonwealth or territory is pledged in support thereof) or by any political subdivision or taxing authority of any such state, commonwealth or territory (provided, that, the full faith and credit of such political subdivision or territory is pledged in support thereof) and, in each case, having maturities of not more than one year from the date of issue and rated at least A-1 (or the equivalent thereof) by S&P or Prime-1 (or the equivalent thereof) by Moody’s;

(h)solely with respect to Foreign Subsidiaries, investments of the types and maturities described in clause (a) through (g) above issued, where relevant, by a Lender, its holding company or any of their Affiliates (or any commercial banking institution of the nature referred to in clause (b) above or any of its Affiliates) or any commercial bank of recognized international standing chartered in the country where such Foreign Subsidiary is domiciled having combined capital and surplus and undivided profits of not less than $500,000,000; and

(i)other short term liquid investments approved in writing by the Administrative Agent.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards,

~~CHAR1\1641691v2~~CHAR1\1779505v1

debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, (a) at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with a Loan Party, in each case in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, that, for any of the foregoing to be included as a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent and the Borrower prior to such date of determination.

“Central Parking Finance Trust” means Central Parking Finance Trust, a Delaware Trust.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d–3 and 13d–5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Equity Interests of the Borrower representing fifty percent (50%) or more of the aggregate voting power represented by the issued and outstanding Equity Interests of the Borrower entitled to vote for members of the board of directors of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors of the Borrower cease to be composed of individuals (i) who were members

~~CHAR1\1641691v2~~CHAR1\1779505v1

of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board~~.~~; or

(c)the occurrence of a “change of control”, “fundamental change” or similar occurrence in respect of Permitted Convertible Indebtedness and giving rise to a right to payment or purchase prior to scheduled maturity or an exercise of rights and remedies thereunder or in respect thereof.

“Closing Date” means the date hereof.

“Closing Date Acquisition” means the Acquisition by the Borrower on the Closing Date of all of the Equity Interests in ZWB Holdings Inc., a Florida corporation and Rynn’s Luggage Corporation, a Pennsylvania corporation (collectively, the “Closing Date Targets”), pursuant to the Closing Date Acquisition Documents.

“Closing Date Acquisition Documents” means the Stock Purchase Agreement dated as of October 16, 2018, by and among the Borrower, the Closing Date Targets and Craig Mateer, as the “Seller” (as defined therein), and all other material documents, agreements and instruments relating to the Closing Date Acquisition, in each case including all material schedules and exhibits to such Stock Purchase Agreement.

“Closing Date Targets” has the meaning set forth in the definition of “Closing Date Acquisition”.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is, or is intended under the terms of the Collateral Documents to be, subject to Liens granted by any Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties as security for the Secured Obligations.  For the avoidance of doubt, no Excluded Property shall at any time be Collateral.

“Collateral Documents” means, collectively, the Security Agreement, each Joinder Agreement, each of the collateral assignments, security agreements, pledge agreements or other similar collateral agreements delivered to the Administrative Agent pursuant to Section 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in any Collateral of any Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties as security for the Secured Obligations.

“Commitment” means a Term Commitment or a Revolving Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

~~CHAR1\1641691v2~~CHAR1\1779505v1

“Consolidated” means, when used with reference to financial statements or financial statement items of (a) the Borrower and its Subsidiaries or (b) any other Person, as applicable, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated EBITDA” means, for any Measurement Period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such Measurement Period plus:

(a)the following (without duplication), in each case, to the extent, and only to the extent, deducted in calculating such Consolidated Net Income (or, in the case of amounts pursuant to clause (a)(xiii) below, not already included in Consolidated Net Income), all as determined in accordance with GAAP:

(i)Consolidated Interest Charges for such Measurement Period;

(ii)Tax expenses for such Measurement Period;

(iii)depreciation and amortization expense for such Measurement Period;

(iv)any losses, costs and expenses from the sale, exchange, transfer or other Disposition of property or assets not in the ordinary course of business of the Borrower and its Subsidiaries during such Measurement Period, and related tax effects in accordance with GAAP;

(v)all non-cash items, expenses or charges reducing Consolidated Net Income for such Measurement Period (excluding any such expenses or charges related to accounts receivable) which do not represent a cash item in such period or which, as of the time of the initial determination thereof by the Borrower, is not reasonably expected to represent a cash item in any future period;

(vi)fees, costs, and expenses of the Borrower and its Subsidiaries incurred in connection with the Transactions (to the extent not capitalized) and incurred within six (6) months after the Closing Date;

(vii)integration costs and expenses directly related to the Closing Date Acquisition, any Permitted Acquisition, other Acquisition or Investment  permitted hereunder and, in each case, incurred during such Measurement Period and within twelve (12) months after the date of consummation of the Closing Date Acquisition, such Permitted Acquisition, other Acquisition or Investment permitted hereunder; provided, that, such costs and expenses are certified in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent and in form and detail reasonably satisfactory to the Administrative Agent;

(viii)any non-cash compensation expenses (including expenses related to the Borrower’s restricted stock grants under its long-term incentive plan) in an aggregate amount not to exceed $15,000,000 during any Measurement Period;

(ix)to the extent (A) actually reimbursed in (1) such Measurement Period or (2) an earlier Measurement Period if not added back to Consolidated EBITDA in such earlier Measurement Period or (B) reasonably expected to be reimbursed within the next Fiscal Quarter period after the Measurement Period for which such losses or expenses are

~~CHAR1\1641691v2~~CHAR1\1779505v1

incurred, losses and expenses incurred during such Measurement Period to the extent covered by insurance, indemnification, reimbursement, guaranty, or purchase price adjustment provisions in any agreement in connection with a Permitted Acquisition, other Acquisition, Investment or other transaction permitted hereunder;

(x)fees, costs and expenses of the Borrower and its Subsidiaries during such Measurement Period (including consulting, appraisal, accountant, advisor and legal services) in each case in connection with Investments permitted under Section 7.03, Dispositions permitted under Section 7.05, Permitted Acquisitions, issuances of Indebtedness permitted under Section 7.02, issuances of Qualified Capital Stock of the Borrower, extinguishments or conversion of Indebtedness or arrangements under Swap Obligations or other derivative instruments and including, in each case, any amendments, amendments and restatements, supplements, waivers, consents, forbearances, extensions, refinancings and other modifications to any of the foregoing in this clause (x) (in each case of the foregoing in this clause (x), whether or not consummated, including, both those transactions that were not consummated because the Borrower determined that such transaction would not have been permitted under this Agreement at the time and those that would have been permitted under this Agreement if such transaction would have been consummated) in an aggregate amount not to exceed the greater of (A) $18,000,000 and (B) fifteen percent (15%) of Consolidated EBITDA for such Measurement Period (calculated before giving effect to this clause (x));

(xi)any non-cash losses (including deferred financing expenses written off) under any Swap Obligation, extinguishment or conversion of Indebtedness, arrangements under Swap Obligations or other derivative instruments during such Measurement Period;

(xii)restructuring costs and expenses (including employee severance costs and termination benefits) of the Borrower and its Subsidiaries, in an aggregate amount not to exceed $5,000,000 during any Measurement Period;

(xiii)proceeds from business interruption insurance in an amount representing the earnings for such Measurement Period that such proceeds are intended to replace (to the extent not reflected as revenue or income in Consolidated Net Income) received in such Measurement Period or reasonably expected to be received within the next Fiscal Quarter period after the Measurement Period;

(xiv)fees, costs and expenses related to the incurrence of Incremental Facilities, amendments, amendments and restatements, supplements, waivers, consents, forbearances, extensions, refinancings, Joinder Agreements and other modifications of the Loan Documents (in each case, whether or not consummated);

minus

(b)the following (without duplication), in each case, to the extent, and only to the extent included in calculating such Consolidated Net Income, all as determined in accordance with GAAP:

(i)any gains from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Borrower and its Subsidiaries during such Measurement Period and related tax effects in accordance with GAAP;

~~CHAR1\1641691v2~~CHAR1\1779505v1

(ii)the proceeds of any insurance policy (other than proceeds of business interruption policies referenced in clause (a)(xiii) above)) received by the Borrower or any Subsidiary during such Measurement Period;

(iii)interest income of the Borrower and its Subsidiaries for such Measurement Period;

(iv)all non-cash items increasing Consolidated Net Income for such Measurement Period;

(v)any non-cash gains under any Swap Obligations during such Measurement Period;

plus

(c)income for such Measurement Period attributable to minority interests in an aggregate amount not to exceed $6,000,000 for any Measurement Period, as determined in accordance with GAAP;

minus

(d)any loss relating to Swap Obligations that is realized in the current Measurement Period and has been added back to Consolidated Net Income for the same or any prior Measurement Period pursuant to the preceding clause (a)(xi); provided, that, such loss shall be treated as realized when the cash impact resulting therefrom has been realized, in the amount of such impact;

plus

(e)any gain relating to Swap Obligations that is realized in the current Measurement Period and has been deducted from Consolidated Net Income for the same or any prior Measurement Period pursuant to the preceding clause (b)(v); provided, that, such gain shall be treated as realized when the cash impact resulting therefrom has been realized, in the amount of such cash impact;

provided, that, notwithstanding the foregoing, for purposes of determining Consolidated EBITDA for any Measurement Period that includes any of the Fiscal Quarters ended December 31, 2017, March 31, 2018, June 30, 2018 and September 30, 2018, Consolidated EBITDA shall be deemed for such Fiscal Quarter to be $27,830,000, $25,429,000, $38,087,000, and $33,021,000, respectively, in each case, as may be subject to adjustments pursuant to the definition of “Pro Forma Basis” during the applicable Measurement Period for transactions occurring after the Closing Date. For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with the definition of “Pro Forma Basis”.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of (without duplication): (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money Indebtedness; (c) the maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties (but excluding surety bonds); (d) all obligations in respect of the deferred purchase price of property or services (excluding (i) Earnouts, (ii) purchase price adjustments, (iii) trade accounts payable in the ordinary course of business (including on an intercompany basis), (iv) any such obligations incurred under ERISA

~~CHAR1\1641691v2~~CHAR1\1779505v1

and (v) liabilities associated with customer prepayments and deposits); (e) all Attributable Indebtedness; (f) all mandatory obligations to purchase, redeem, retire, defease or otherwise make any payment, in each case, prior to the Maturity Date, in respect of any Disqualified Stock of the Borrower or its Subsidiaries, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference; (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary; and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is not recourse to the Borrower or such Subsidiary. For the avoidance of doubt, “Consolidated Funded Indebtedness” shall not include any Indebtedness solely among the Loan Parties and their Subsidiaries.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of  (without duplication): (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations, and (c) the portion of rent expense under Capital Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a Consolidated basis for such Measurement Period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination for any Measurement Period, the ratio of: (a) Consolidated EBITDA for such Measurement Period to (b) the cash portion of Consolidated Interest Charges for such Measurement Period; provided, that, for purposes of calculating Consolidated Interest Charges for the Consolidated Interest Coverage Ratio for any Measurement Period on or prior to the last day of the fourth full Fiscal Quarter ended after the Closing Date, the amounts calculated pursuant to clause (b) of this definition shall be an amount equal to such amounts from the Closing Date through the last day of such Measurement Period multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days during the period commencing on the Closing Date and ending on the last day of such Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination for any Measurement Period, the ratio of: (a) Consolidated Funded Indebtedness as of such date minus Indebtedness of the Borrower and its Subsidiaries under Letters of Credit and any other letters of credit outstanding as of such date, in an aggregate amount not to exceed $100,000,000 to (b) Consolidated EBITDA for such Measurement Period; provided that, for purposes of calculating the Consolidated Leverage Ratio:

(i)as of the end of the Fiscal Quarter ending September 30, ~~2020~~2021, Consolidated EBITDA shall be the actual amount of Consolidated EBITDA for the period of one Fiscal Quarter then ended multiplied by four (4);

(ii)as of the end of the fiscal quarter ending December 31, ~~2020~~2021, Consolidated EBITDA shall be the actual amount of Consolidated EBITDA for the period of two Fiscal Quarters then ended multiplied by two (2); and

(iii)as of the end of the fiscal quarter ending March 31, ~~2021~~2022, Consolidated EBITDA shall be the actual amount of Consolidated EBITDA for the period of three fiscal quarters then ended multiplied by one and one-third (1 1/3).

“Consolidated Net Income” means, for any Measurement Period, the net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis for such Measurement Period; provided, that, Consolidated Net Income shall exclude (a) extraordinary, unusual and non-recurring gains and losses for

~~CHAR1\1641691v2~~CHAR1\1779505v1

such Measurement Period, (b) gains and losses attributable to discontinued operations (as determined in accordance with GAAP) and (c) the net income of (i) any Subsidiary or (ii) any other Person (including any Subsidiary or Joint Venture but excluding, in each case, any Loan Party and any Wholly-Owned Domestic Subsidiary) in which any Person other than the Borrower or any of its Subsidiaries has a joint interest or partnership interest or other ownership interest, in each case, to the extent that the declaration or payment of dividends or similar distributions by such Person of such income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Person, except to the extent of the amount of dividends or other distributions that are actually paid in cash to the Borrower, any other Loan Party or any Wholly-Owned Subsidiary during such Measurement Period; provided, that, in the case of a dividend or other distribution to a Wholly-Owned Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in this clause (b).

“Consolidated Total Assets” means, at any time, the consolidated total assets of the Borrower and its Subsidiaries, determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following, (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Extension” means each of the following: (a) a Borrowing; and (b) an L/C Credit Extension.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.02.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2.0%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans that are Base Rate Loans plus two percent (2.0%), in each case, to the fullest extent permitted by applicable Law.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

~~CHAR1\1641691v2~~CHAR1\1779505v1

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith and reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith and reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied and has not otherwise been waived), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets, or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be prima facie evidence thereof absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swingline Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including (x) any Sale and Leaseback Transaction and (y) any issuance by a Subsidiary of its Equity Interests) of any property by any Loan Party or Subsidiary (or the granting of any binding option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.

“Disqualified Institution” means, on any date, (a) those financial institutions and other institutional lenders and Persons that have been identified in writing by the Borrower (or its attorneys) to the Administrative Agent (or its attorneys) on October 15, 2018, (b) any other Person that is a competitor of (or otherwise competing with) the Borrower or any of its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the

~~CHAR1\1641691v2~~CHAR1\1779505v1

Lenders (by posting such notice to the Platform) not less than two (2) Business Days prior to such date, and (c) any known Affiliate of the foregoing readily identifiable by name (but excluding any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business); provided, that, (i) “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time and (ii) the Borrower shall be permitted to supplement the list in clause (b) above after the Closing Date by giving notice as provided in clause (b) hereof, but which supplement shall not apply to assignments and participations entered into by any Person in accordance and compliance with this Agreement prior to such supplement being posted for the Lenders on the Platform.

“Disqualified Stock” means any class of Equity Interests that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, or otherwise has any distributions or other payments which are mandatory or otherwise required at any time on or prior to the date that is ninety-one (91) days after the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities, or (ii) any Equity Interests referred to in clause (a) above, in each case, at any time prior to the date that is ninety-one (91) days after the Maturity Date; provided, that, in each case of the foregoing and notwithstanding anything to the contrary in the Loan Documents, any payment or conversion that is required solely due to a customary change of control provision or similar event that is not more restrictive than the Change of Control default in this Agreement shall not cause such Equity Interest to be deemed Disqualified Stock; provided, further, that, any Equity Interests that are issued pursuant to a plan for the benefit of employees of the Borrower (or any direct or indirect parent thereof) or any other Loan Party or any of their Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because they may be required to be repurchased by a Loan Party or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“DQ List” has the meaning specified in Section 11.06(g)(iv).

“Earnouts” means any payment which may be owing by any Person in connection with any Permitted Acquisition, Acquisition or similar Investment, which payment is contingent upon the earnings or financial or other performance or operations or other indicators of the assets or stock being acquired pursuant to such Acquisition or similar Investment.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

~~CHAR1\1641691v2~~CHAR1\1779505v1

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)). For the avoidance of doubt, no Disqualified Institution shall be an Eligible Assignee.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, written agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. For the avoidance of doubt, “Equity Interests” shall not include Permitted Convertible Indebtedness.

“Equity Issuance” means any issuance by the Borrower to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion, replacement or exchange of any class of equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Equity Interests, (d) any issuance by the Borrower of its Equity Interests as consideration for a Permitted Acquisition, other Acquisition, other Investment (other than an Investment of cash or Cash Equivalents), Capital Expenditure or the acquisition of fixed assets or Equity Interests of a Subsidiary or Joint Venture, (e) any issuance of its Equity Interests pursuant to any officer, employee or director option program, benefit plan or compensation program, and (f) any issuance of fractional shares. The term “Equity Issuance” shall not be deemed to include any Disposition, ~~Debt Issuance~~issuance of any Indebtedness or granting of a Lien on any Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

~~CHAR1\1641691v2~~CHAR1\1779505v1

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon  the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a)for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is reasonably approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be reasonably designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 10:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 10:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;

provided, that: (i) to the extent a comparable or successor rate is reasonably approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice, provided, further, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and (ii) if the Eurodollar Rate shall be less than one percent (1.0%), such rate shall be deemed one percent (1.0%) for purposes of this Agreement.

“Eurodollar Rate Loan” means a Revolving Loan or a Term Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

~~CHAR1\1641691v2~~CHAR1\1779505v1

“Excluded Property” means, with respect to any Loan Party: (a) any owned or leased real property; (b) any Intellectual Property for which a perfected Lien thereon is not effected either by the filing of a UCC financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office; (c) any personal property (other than personal property described in clause (b) above) (including, without limitation, motor vehicles) for which (i) the attachment or perfection of a Lien thereon is not governed by the UCC or (ii) the creation or granting of a Lien thereon is not governed by the UCC, the laws of the United States or the Laws of any state of the United States; (d) the Equity Interests of any Foreign Subsidiary, Foreign Holdco, Immaterial Subsidiary, Joint Venture or other Subsidiary of any Loan Party, to the extent not required to be pledged to secure the Secured Obligations pursuant to the Section 6.14; (e) any property which is subject to a Lien of the type described in Section 7.01(i) pursuant to documents that prohibit such Loan Party from granting any other Liens (or requires the consent of the holder of such Lien in order for such Loan Party to grant a Lien) in such property; (f) (i) any property to the extent that the grant of a security interest in such property to the Administrative Agent, for the benefit of the Secured Parties, is prohibited by Law or requires a consent not obtained from any Governmental Authority or any other Person (other than, for the avoidance of doubt, the Borrower or any Subsidiary), and (ii) any rights or property under any lease, Capital Lease, purchase money arrangement, contract, license or other agreement or any General Intangible or Intellectual Property (in each case, as defined in the Security Agreement), in each case, to the extent the grant of a security interest pursuant to the Collateral Documents (x) would invalidate the underlying right or provisions of the Borrower or any Guarantor in such lease, Capital Lease, purchase money arrangement, contract, license, agreement, General Intangible or Intellectual Property, (y) is prohibited by such lease, Capital Lease, purchase money arrangement, contract, license, agreement, Intellectual Property or General Intangible without the consent of the parties thereto required to consent to such grant of a security interest, or (z) would give any other party to such lease, Capital Lease, purchase money arrangement, contract, license, agreement, Intellectual Property or General Intangible the right to terminate its obligations thereunder, in each case, solely to the extent that any such restriction shall be enforceable under the UCC and other applicable Law, and unless and until all necessary consents to such grant of a security interest have been obtained from the other parties thereto (it being understood and agreed that the Loan Parties and their Subsidiaries shall have no obligation or duty to try to obtain any such consents); (g) any “intent to use” trademark applications for which a statement of use has not been filed with the United States Patent and Trademark Office or other applicable office; (h) any property of which a security interest granted thereon, or any perfection of any such security interest, would cause adverse tax consequences for the Borrower and/or any of its Subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent); and (i) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining a security interest are excessive relative to the benefit to the Lenders of the security to be afforded thereby.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act  or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 and any other “keepwell, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

~~CHAR1\1641691v2~~CHAR1\1779505v1

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower pursuant to Section 3.06(b)), or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any withholding Taxes imposed pursuant to FATCA.

“Existing Letters of Credit” means those certain Letters of Credit set forth on Schedule 2.03.

“Facility” means the Term Facility or the Revolving Facility, as the context may require.

“Facility Leases” means agreements for the lease by the Borrower or any of its Subsidiaries or Joint Ventures of real estate utilized (a) as a vehicle parking facility and/or for ancillary parking and transportation services or (b) for travel and hospitality services to airlines, theme parks, resorts, hotels, airports, parking lots and/or cruise ports.

“Facility Management Agreement” means any agreement (other than the Facility Leases), for the provision by the Borrower or any of its Subsidiaries or Joint Ventures of (a) services for the management or operation of a vehicle parking facility and/or ancillary parking and transportation services, including, without limitation, any such agreement designated as a management agreement, parking enforcement agreement, operating agreement or license agreement, and/or (b) travel and hospitality services to airlines, theme parks, resorts, hotels, airports, parking lots and/or cruise ports, including, without limitation, remote check-in services, baggage sorting, handling and delivery services, skycap and wheelchair services, valet and self-parking services and luggage repair and replacement services.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) all of the Aggregate Commitments have terminated, (b) all Obligations have been paid in full (other than (i) contingent indemnification obligations and expense reimbursement obligations for which no claim has been asserted and (ii) Letters of Credit (which are covered by clause (c) below)), and (c) all Letters of Credit have terminated, expired or been Cash Collateralized (other than Letters of Credit as to which other arrangements with respect thereto reasonably satisfactory to the Administrative Agent and the L/C Issuer shall have been made).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

~~CHAR1\1641691v2~~CHAR1\1779505v1

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the letter agreement, dated October 19, 2018, between the Borrower, the Administrative Agent and MLPFS.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2018” or “2018 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Foreign Holdco” means any Subsidiary of the Borrower organized in the United States substantially all the assets of which are Equity Interests or Indebtedness of Foreign Subsidiaries.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fourth Amendment Effective Date” means February 16, 2021.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Indemnity Letter” means a funding indemnity letter, in form and substance reasonably satisfactory to the Administrative Agent.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

~~CHAR1\1641691v2~~CHAR1\1779505v1

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product or service warranties, indemnities or other similar contingent obligations incurred in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Guarantors” means, collectively, (a) each Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto, (b) Wholly-Owned Domestic Subsidiaries that are direct Domestic Subsidiaries of a Loan Party (and are not Immaterial Subsidiaries) that are, or may from time to time become, parties to this Agreement pursuant to Section 6.13, and (c) with respect to Additional Secured Obligations owing by any Loan Party and any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 10.01 and 10.11) under the Guaranty, the Borrower. It is understood and agreed that the Borrower and its Subsidiaries shall not be required to cause (x) APCOA Bradley Parking Company, LLC (“APCOA Bradley”) to become a Guarantor so long as either (1) APCOA Bradley’s Organization Documents prohibit APCOA Bradley from acting as a Guarantor or (2) APCOA Bradley is an Immaterial Subsidiary or (y) Central Parking Finance Trust to become a Guarantor.

“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article X in favor of the Secured Parties, together with each other guaranty delivered by any Guarantor pursuant to Section 6.13.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic

~~CHAR1\1641691v2~~CHAR1\1779505v1

mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated as hazardous pursuant to any Environmental Law.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract with a Loan Party not prohibited under Article VI or VII, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract with a Loan Party not prohibited under Article VI or VII, in each case, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, that, in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement; and provided, further, that, that for any of the foregoing to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent and the Borrower prior to such date of determination.

“Honor Date” has the meaning set forth in Section 2.03(c).

“Immaterial Subsidiary” means, at any time, any Subsidiary (including any Foreign Subsidiary but excluding (x) any Designated Subsidiary and (y) any Wholly-Owned Domestic Subsidiary that is a Guarantor) that, together with its Subsidiaries, (a) as of the last day of the Measurement Period, did not have total assets in excess of (i) five percent (5.0%) of the Consolidated Total Assets of the Borrower and its Subsidiaries as of the last day of such Measurement Period and (ii) together with all other Immaterial Subsidiaries and their respective Subsidiaries, ten percent (10.0%) of the Consolidated Total Assets of the Borrower and its Subsidiaries as of the last day of such Measurement Period in the aggregate and (b) for the Measurement Period, did not have (i) Consolidated EBITDA attributable to it for such period constituting five percent (5.0%) or more of the Consolidated EBITDA of the Borrower and its Subsidiaries for such Measurement Period, and (ii) together with all other Immaterial Subsidiaries, Consolidated EBITDA attributable to such Immaterial Subsidiaries for such Measurement Period constituting ten percent (10.0%) or more of the Consolidated EBITDA of the Borrower and its Subsidiaries for such Measurement Period, for all Immaterial Subsidiaries and their respective Subsidiaries in the aggregate; provided, that, as of the end of any Measurement Period, if any condition set forth in clause (a) or (b) above is not satisfied, the Borrower shall designate one or more of such Immaterial Subsidiaries as no longer being Immaterial Subsidiaries (each a “Designated Subsidiary”) and shall cause such Designated Subsidiaries to comply with the applicable provisions of this Agreement and the other Loan Documents, such that, after such designation, the remaining Immaterial Subsidiaries shall meet the criteria in clauses (a) and (b) above.

“Immaterial Wholly-Owned Domestic Subsidiary” means, at any time, any Wholly-Owned Domestic Subsidiary that, together with all other Wholly-Owned Domestic Subsidiaries that are not Guarantors at such time, (a) as of the last day of the Measurement Period, did not have total assets in excess of five percent (5.0%) of Consolidated Total Assets of the Borrower and its Subsidiaries as of the end of such Measurement Period, and (b) for the applicable Measurement Period, did not have Consolidated EBITDA attributable to them for such Measurement Period constituting more than five percent (5.0%) of Consolidated EBITDA of the Borrower and its Subsidiaries for such Measurement  Period; provided, that, if at any time there are Immaterial Wholly-Owned Domestic Subsidiaries that, collectively, (x) as of the last day of such Measurement Period, have total assets in excess of five percent (5.0%) of Consolidated Total Assets of the Borrower and its Subsidiaries as of the end of such Measurement Period or (y) for the applicable Measurement Period, have Consolidated EBITDA attributable to them for such Measurement Period constituting more than five percent (5.0%) of Consolidated EBITDA of the Borrower and its Subsidiaries for such Measurement Period, then the Borrower shall designate one or more of such Wholly-Owned Domestic Subsidiaries as no longer being Immaterial Wholly-Owned Domestic Subsidiaries and

~~CHAR1\1641691v2~~CHAR1\1779505v1

shall cause such Wholly-Owned Domestic Subsidiaries that are no longer Immaterial Wholly-Owned Domestic Subsidiaries to comply with the provisions of Section 6.13, such that, after such designated Wholly-Owned Domestic Subsidiaries become Guarantors hereunder, the remaining Immaterial Wholly-Owned Domestic Subsidiaries shall meet the criteria in clauses (x) and (y) above.

“Incremental Cap” means, on any date of determination, the sum of (a) (i) $200,000,000, plus (ii) the amount of any voluntary prepayments of the Term Facility (or any Incremental Term Facility  (ranking pari passu with the Term Loans made on the Closing Date) incurred in reliance on clause (a)(i) after the Closing Date), plus (iii) the amount of any voluntary prepayments of the Revolving Facility (to the extent made concurrently with a permanent reduction of the Revolving Commitments pursuant to Section 2.06) after the Closing Date) plus (b) any amount so long as, after giving effect thereto, the Consolidated Leverage Ratio determined on a Pro Forma Basis for the most recent Measurement Period (assuming that the full amount of the Incremental Facility shall have been funded on such date) would not exceed the lesser of (i) 3.24:1.0, and (ii) the maximum Consolidated Leverage Ratio then permitted under Section 7.11(b) for the most recently ended Measurement Period for which the Borrower has delivered or filed financial statements pursuant to Section 6.01(a) or Section 6.01(b); provided, that, in the case of an Incremental Term Facility incurred to finance any Limited Condition Transaction, the Consolidated Leverage Ratio tests above may be determined on the LCT Test Date as set forth in Section 1.09.

“Incremental Facility Amendment” has the meaning specified in Section 2.16.

“Incremental Facility” has the meaning specified in Section 2.16.

“Incremental Request” has the meaning specified in Section 2.16.

“Incremental Revolving Commitments” has the meaning specified in Section 2.16.

“Incremental Revolving Loans” has the meaning specified in Section 2.16.

“Incremental Term Facility” has the meaning specified in Section 2.16.

“Incremental Term Loans” has the meaning specified in Section 2.16.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)net obligations of such Person under any Swap Contract;

(d)all obligations owed (including, without limitation, Earnouts once they become a liability on the balance sheet in accordance with GAAP and for so long as they remain unpaid and overdue) of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business (including on an intercompany basis), (ii) any purchase price adjustment, (iii) any obligations incurred under ERISA, (iv) accrued expenses

~~CHAR1\1641691v2~~CHAR1\1779505v1

and (v) liabilities associated with customer prepayments and deposits) to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP;

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)all Attributable Indebtedness of such Person;

(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (other than a payment (i) in Qualified Capital Stock or (ii) in connection with any Permitted Hedge Transaction) prior to the Maturity Date in respect of any Disqualified Stock of such Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference; and

(h)all Guarantees of such Person in respect of any of the foregoing;

provided, that, notwithstanding anything to the contrary herein, (i) the amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith and (ii) the term “Indebtedness” shall not include: (A) deferred rent, (B) deferred revenue, (C) deferred taxes and deferred compensation, (D) customary obligations under employment arrangements, (E) operating leases, (F) accrued expenses and (G) customary payables with respect to money orders or wire transfers.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is made non-recourse to such Person or such Person’s liability for such Indebtedness is otherwise limited. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intellectual Property” has the meaning specified in Section 5.21.

“Intercompany Debt” has the meaning specified in Section 7.02.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, that, if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swingline Loan, the last day of each March, June, September and December and the Maturity Date.

~~CHAR1\1641691v2~~CHAR1\1779505v1

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Borrower in its sole discretion in its Loan Notice, or such other period that is twelve (12) months or less requested by the Borrower and consented to by all of the Appropriate Lenders; provided, that:

(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt for borrowed money of, or purchase or other acquisition of any other debt for borrowed money of another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments (whether as a redemption, sale or distribution that constitutes a return of capital but not dividends or like distributions that do not constitute a return of capital and, in any case, not in excess of the amount of the initial Investment).

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D executed and delivered in accordance with the provisions of Section 6.13.

“Joint Venture” means any corporation, limited or general partnership, limited liability company, association, trust or other business entity of which the Borrower or one or more Subsidiaries owns beneficially at least 25.0% but less than or equal to 50.0% of the Equity Interests of such Person.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities,

~~CHAR1\1641691v2~~CHAR1\1779505v1

including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means with respect to a particular Letter of Credit, (a) Bank of America, in its capacity as issuer of Letters of Credit, or any successor issuer thereof, (b) Wells Fargo Bank, N.A., in its capacity as issuer of the Existing Letters of Credit issued (or deemed issued) on the Closing Date, (c) such other Revolving Lender selected by the Borrower pursuant to Section 2.03(l) from time to time to issue such Letter of Credit (provided, that, no Lender shall be required to become an L/C Issuer pursuant to this clause (c) without such Lender’s consent), or any successor issuer thereof, or (d) any Revolving Lender selected by the Borrower (with the prior consent of the Administrative Agent) to replace a Lender who is a Defaulting Lender at the time of such Revolving Lender’s appointment as an L/C Issuer (provided, that, no Lender shall be required to become an L/C Issuer pursuant to this clause (d) without such Lender’s consent), or any successor issuer thereof. The term “L/C Issuer” when used with respect to a Letter of Credit or the L/C Obligations relating to a Letter of Credit shall refer to the L/C Issuer that issued such Letter of Credit.  Notwithstanding anything to the contrary in the Loan Documents and for the avoidance of doubt, an L/C Issuer shall not be a Disqualified Institution.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts (including all L/C Borrowings). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LCT Election” has the meaning provided in Section 1.09.

“LCT Test Date” has the meaning provided in Section 1.09.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement, and their respective successors and permitted assigns. Unless the context requires otherwise, “Lender” includes the Swingline Lender.

“Lending Office” means, as to the Administrative Agent, the L/C Issuer or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

~~CHAR1\1641691v2~~CHAR1\1779505v1

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Report” means a certificate substantially in the form of Exhibit J or any other form reasonably approved by the Administrative Agent.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $100,000,000, and (b) the Revolving Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable mutual discretion of the Administrative Agent and the Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent and the Borrower reasonably determine).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any Capital Lease having substantially the same economic effect as any of the foregoing); provided, that, in no event shall an operating lease in and of itself be deemed to be a Lien.

“Limited Condition Transaction” means (a) any Permitted Acquisition, the acquisition of Equity Interests in any Joint Venture or similar Investment permitted by Section 7.03, in each case, the consummation of which is not conditioned on the availability of, or on obtaining, any third-party financing, (b) the declaration or public announcement of any Restricted Payment permitted by Section 7.06; provided, that, such Restricted Payment is made within sixty (60) days of being declared, (c) any agreement to consummate any Disposition permitted by Section 7.05 and/or (d) the submission or delivery of an irrevocable notice of Prepayment of Subordinated Debt to the extent permitted by Section 7.14; provided, that, such Prepayment of Subordinated Debt is made within sixty (60) days of the date of such notice.

“Liquidity” means the sum of (a) all cash and Cash Equivalents of the Loan Parties on such date that (i) do not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of the Borrower (for the avoidance of doubt, excluding any cash held in segregated accounts for the benefit of third parties) and (ii) are not subject to a Lien (other than Liens of the type described in Sections 7.01(a), (j), (m) and (r)) plus (b) Availability on such date.

~~CHAR1\1641691v2~~CHAR1\1779505v1

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Loan or a Swingline Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) each Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Issuer Document, (g) each Joinder Agreement, (h) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14, (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement); provided, that, for purposes of Section 11.01, “Loan Documents” shall mean this Agreement, each Guaranty and the Collateral Documents.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit E or such other form as may be reasonably approved by the Administrative Agent  (including any form on an electronic platform or electronic transmission system as shall be reasonably approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (a) the property, business, operations, financial condition or liabilities of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform their collective obligations under the Loan Documents taken as a whole, or (c) the rights and remedies (taken as a whole) of the Administrative Agent, the L/C Issuers or the Lenders under the Loan Documents.

“Maturity Date” means November 30, 2023; provided, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four (4) Fiscal Quarters of the Borrower (or, for purposes of determining Pro Forma Compliance, the most recently completed four (4) Fiscal Quarters of the Borrower for which financial statements have been delivered pursuant to Section 6.01); in each case, with such period ending on the last day of a Fiscal Quarter.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during any period when a Lender constitutes a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 100% of the Outstanding Amount of all L/C Obligations, (c) with respect to any Letter of Credit and L/C Obligations to remain outstanding after the Facility Termination Date, an amount equal to 100% of the Outstanding Amount of all L/C Obligations, and (d) otherwise, an amount reasonably and mutually determined by the Administrative Agent, the L/C Issuer and the Borrower.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all, or substantially all, of Bank of

~~CHAR1\1641691v2~~CHAR1\1779505v1

America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Equity Issuance, ~~Debt Issuance~~issuance of any Indebtedness or Involuntary Disposition, net of (a) direct costs and expenses incurred in connection therewith (including, without limitation, legal, accounting and investment banking and broker’s fees and sales commissions), (b) Taxes paid or payable as a result thereof (including, Tax distributions but after taking into account any available related and direct tax credits or deductions and any Tax sharing arrangements), (c) in the case of any Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness (including, without limitation, any premium, penalty, interest, expenses and other amounts related thereto) secured by a Permitted Lien on the related property, (d) the pro rata portion of the aggregate cash or Cash Equivalents proceeds therefrom (calculated without regard to this clause (d)) attributable to minority Equity Interests and not available for distribution to or for the account of any Loan Party or any Subsidiary as a result thereof, (e) any reserve for adjustment in respect of (i) the sale or Disposition price of such asset or assets established in accordance with GAAP, and (ii) any liabilities associated with such asset or assets and retained by any Loan Party or any Subsidiary after such sale or other Disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations or purchase price adjustments associated with such transaction and (f) cash and Cash Equivalent escrows; it being understood that “Net Cash Proceeds” shall include (x) any direct and related cash or Cash Equivalents received upon the sale or other disposition of any non‑cash consideration (within 365 days of receipt of such non-cash consideration) received by any Loan Party or any Subsidiary in any Disposition and (y) upon the unconditional release or reversal of any reserve described in clause (e) described above to or by the applicable Loan Party within 365 days, the amount of such reserve.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01, and (b) has been approved by the Required Lenders.

“Non-Core Assets” means property or assets acquired in connection with a Permitted Acquisition or similar Investment; provided, that, such assets (a) do not exceed 25% of the total consideration paid for such Acquisition and (b) such assets are identified in writing to the Administrative Agent within ninety (90) days of the consummation of such Acquisition.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iv).

“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(iv).

~~CHAR1\1641691v2~~CHAR1\1779505v1

“Note” has the meaning specified in Section 2.11.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit I or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be reasonably approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in the case of this clause (b), that are required to be paid or reimbursed by the Borrower pursuant to Section 11.04(a) and in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue under the Loan Documents after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided, that, Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Lease” means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party or any Subsidiary, as lessee, other than any Capital Lease.

“Ordinary Course Capital Lease” means a Capital Lease of computer systems, equipment or motor vehicles entered into by the Borrower or its Subsidiaries or Joint Ventures in the ordinary course of business in connection with performing its obligations under Facility Management Agreements or Facility Leases.

“Ordinary Course Equipment Lease” means an Operating Lease of computer systems, equipment or motor vehicles entered into by the Borrower or its Subsidiaries or Joint Ventures in the ordinary course of business in connection with performing its obligations under Facility Management Agreements or Facility Leases.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than

~~CHAR1\1641691v2~~CHAR1\1779505v1

connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).

“Other Term Loans” has the meaning specified in Section 2.16.

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and payments, prepayments or repayments of Term Loans, Revolving Loans and Swingline Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower or any of its Subsidiaries of Unreimbursed Amounts or the application of any Cash Collateral with respect thereto.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means an Acquisition by a Loan Party (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case, of a Target that is engaged in a type of business (or comprised of assets used in a type of business) permitted to be engaged in by the Borrower and its Subsidiaries pursuant to the terms of this Agreement, in each case so long as (subject to the provisions of Section 1.09):

(a)no Event of Default shall then exist or would immediately exist after giving effect thereto;

~~CHAR1\1641691v2~~CHAR1\1779505v1

(b)the Borrower shall provide a compliance certificate evidencing (which certificate, for the avoidance of doubt, may, at the sole option of the Borrower, be provided at the time of the applicable LCT Test Date in accordance with Section 1.09) that, after giving effect to the Acquisition on a Pro Forma Basis, the Loan Parties are in Pro Forma Compliance with the financial covenants set forth in Section 7.11;

(c)such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) of the Target;

(d)after giving effect to such Acquisition and any Credit Extensions, payments, prepayments and repayments and other transactions made in connection therewith, Availability shall be at least (i) from the Fourth Amendment Effective Date through the Trigger Date, $20,000,000 and (ii) after the Trigger Date, $15,000,000;

(e)with respect to any Acquisition with respect to which the aggregate consideration (including any Earnout with respect to such Acquisition, but only to the extent, and only in the amount that such Earnout would be shown as a liability on the Consolidated balance sheet of the Borrower as of the date of such Acquisition) paid by the Loan Parties exceeds $100,000,000, within twenty (20) Business Days (or such extended period as the Administrative Agent may agree in its sole reasonable discretion) after the consummation of such Acquisition, the Administrative Agent shall have received complete executed or conformed copies of each material document, instrument and agreement executed in connection with such Acquisition; and

(f)with respect to any Acquisition with respect to which the aggregate consideration (including any Earnout with respect to such Acquisition, but only to the extent, and only in the amount that such Earnout would be shown as a liability on the Consolidated balance sheet of the Borrower as of the date of such Acquisition) paid by the Loan Parties exceeds $100,000,000, not less than five (5) Business Days prior to such Acquisition (or such shorter period as the Administrative Agent may agree in its sole reasonable discretion), the Administrative Agent shall have received (i) an acquisition summary with respect to the Person and/or business or division to be acquired (to the extent applicable), such summary to include a reasonably detailed description thereof (including, in each case, to the extent readily available to the Borrower from the Target, financial information, operating results and financial statements of the Target for the most recent 12 month period), (ii) the Borrower’s calculation of Consolidated EBITDA of the Target on a Pro Forma Basis, and (iii) the material terms and material conditions, including material economic terms, of the proposed Acquisition (in each case, which requirements may be satisfied by providing the Administrative Agent with a copy of a draft of the acquisition agreement evidencing such Acquisition)~~.~~; and

(g)with respect to all Acquisitions occurring on or after the Fourth Amendment Effective Date through the Trigger Date, the aggregate consideration (including the Borrower’s good faith estimate of any Earnout with respect to any such Acquisition (determined as of the date of the definitive agreement for such Acquisition) that would be required to be paid prior to the Maturity Date) paid by the Loan Parties and their Subsidiaries shall not exceed $20,000,000.

“Permitted Convertible Indebtedness” means Indebtedness of the Borrower that is convertible into common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower) and/or cash (to the extent the amount thereof is determined by reference to the price of such common stock) and any related Permitted Hedge Transaction.

~~CHAR1\1641691v2~~CHAR1\1779505v1

“Permitted Hedge Transaction” means (a) any call or capped call option (or substantively equivalent derivative transaction) purchased in connection with the issuance of any Permitted Convertible Indebtedness (each a “Permitted Bond Hedge Transaction”) and (b) any call option, warrant or right to purchase (or substantively equivalent derivative transaction) sold by the Borrower substantially concurrently in connection with any purchase by the Borrower of a related Permitted Bond Hedge Transactions and the performance by the Borrower of its obligations thereunder (each a “Permitted Warrant Transaction”), in each case, relating to the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower); provided that the purchase price for such Permitted Bond Hedge Transactions, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transactions, does not exceed the net proceeds received by the Borrower from the issuance of such Permitted Convertible Indebtedness in connection with such Permitted Bond Hedge Transactions.

“Permitted Liens” has the meaning set forth in Section 7.01.

“Permitted Transfers” means (a) Dispositions of inventory and assets in the ordinary course of business; (b) Dispositions of property to the Borrower or any Subsidiary, provided, that, such transfer is permitted by Section 7.03(b); (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) (i) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries (taken as a whole) or, (ii) if determined by management of the Borrower using reasonable management discretion, licenses and sublicenses of intellectual property on an exclusive basis so long as such exclusive licensing and sublicensing is limited to geographic areas, particular fields of use, customized products for customers or limited time periods and so long as, after giving effect to such license or sublicense (as applicable), the Borrower or its Subsidiaries retain sufficient rights to use the subject intellectual property as to enable them to continue to conduct their material business in the ordinary course (as determined by the Borrower in its reasonable business judgment); (e) the sale or Disposition of cash or Cash Equivalents for fair market value and conversion of Cash Equivalents into cash or other Cash Equivalents; (f) Dispositions of property, to the extent that such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of such Disposition are, within a reasonable time period thereafter (not greater than one-hundred and eighty (180) days), applied to the purchase price of such replacement property; (g) sales of materials or equipment no longer useful in the business of the Loan Parties or the applicable Subsidiaries; (h) sales of obsolete or worn-out and surplus equipment; and (i) abandonment and other Dispositions of Intellectual Property no longer material to the business of the applicable Loan Party or the applicable Subsidiary or that is otherwise obsolete, outdated or not useful in the business of the Loan Parties or the applicable Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Prepayment of Subordinated Debt” has the meaning specified in Section 7.14(a).

~~CHAR1\1641691v2~~CHAR1\1779505v1

“Pro Forma Basis” and “Pro Forma Effect” means, for any Disposition of any Subsidiary or Joint Venture or of all or substantially all of the assets of any Subsidiary or Joint Venture or of a division or a line of business or division of the Borrower or any Subsidiary or Joint Venture, for any Acquisition, acquisition of Equity Interests in any Joint Venture or similar Investment or for any other transaction permitted hereunder, whether actual or proposed, for purposes of determining compliance with the financial covenants set forth in Section 7.11 or any financial condition, ratio or test applicable to any transaction under any of the Loan Documents, each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant Measurement Period (or, in the case of Consolidated Total Assets, as of the last day of such Measurement Period), and the following pro forma adjustments shall be made:

(a)in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the Subsidiary or Joint Venture, assets, line of business or division subject to such Disposition shall be excluded from the results and operations of the Borrower and its Subsidiaries for such Measurement Period;

(b)in the case of an actual or proposed Acquisition, acquisition of Equity Interests in any Joint Venture or similar Investment, income statement items (whether positive or negative) attributable to the property, line of business or division or the Person subject to such Acquisition, acquisition or similar Investment shall be included in the results and operations of the Borrower and its Subsidiaries for such Measurement Period;

(c)interest accrued during the relevant Measurement Period on, and the principal of, any Indebtedness paid, prepaid, repaid or to be paid, prepaid, repaid, retired or refinanced in such transaction shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period; and

(d)any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Measurement Period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor and shall be included in the results of the Borrower and its Subsidiaries for such Measurement Period; provided, that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligations with respect to Capital Leases shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or such Subsidiary may designate.

In the case of any calculation of the Consolidated Leverage Ratio, Consolidated Interest Coverage Ratio, Consolidated EBITDA, Consolidated Net Income or Consolidated Total Assets for any of the events described above that occur prior to the date on which the first financial statements after the Closing Date have been (or are required to be) delivered pursuant to Section 6.01(a) or (b), such calculations to be made on a “Pro Forma Basis” shall use the financial statements with respect to the Borrower and its Subsidiaries for the Fiscal Quarter ended on September 30, 2018.

~~CHAR1\1641691v2~~CHAR1\1779505v1

“Pro Forma Compliance” means, with respect to any transaction, the calculation of the financial covenants set forth in Section 7.11 recomputed as of the end of the applicable Measurement Period giving Pro Forma Effect to such transaction and all other transactions which are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the such Measurement Period.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Capital Stock” of any person means any Equity Interests of such Person that are not Disqualified Stock.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reduction Amount” has the meaning set forth in Section 2.05(b).

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided, that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or L/C Issuer, as the case may be, in making such determination.

“Resignation Effective Date” has the meaning set forth in Section 9.06.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

~~CHAR1\1641691v2~~CHAR1\1779505v1

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller or any vice president of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries (other than with respect to Permitted Convertible Indebtedness), now or hereafter outstanding; ~~and~~ (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of the Borrower or any of its Subsidiaries (other than with respect to any Permitted Hedge Transaction), now or hereafter outstanding~~.~~, (d) any payment made in cash to holders of Permitted Convertible Indebtedness (other than payment of customary fees, costs and expenses associated therewith) in excess of (i) the original principal (or notional) amount thereof and interest thereon plus (ii) interest on such excess amount, unless and to the extent that a corresponding amount is received in cash (whether through a direct cash payment or a settlement in shares of stock that are immediately sold for cash) substantially contemporaneously from the other parties to a Permitted Bond Hedge Transaction relating to such Permitted Convertible Indebtedness and (e) any cash payment made in connection with the settlement of a Permitted Warrant Transaction solely to the extent the Borrower has the option of satisfying such payment obligation through the issuance of shares of common stock.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(b).

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Revolving Commitment”, or opposite such caption in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Revolving Commitment of all of the Revolving Lenders on the ~~Third~~Fourth Amendment Effective Date shall be Three Hundred ~~Seventy~~Twenty Five Million Dollars ($~~370,000,000~~325,000,000).

“Revolving Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

~~CHAR1\1641691v2~~CHAR1\1779505v1

“Revolving Lender” means, at any time: (a) so long as any Revolving Commitment is in effect, any Lender that has a Revolving Commitment at such time; or (b) if the Revolving Commitments have terminated or expired, any Lender that has a Revolving Loan or a participation in L/C Obligations or Swingline Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01(b).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and immediately thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract not prohibited under Article VI or Article VII between any Loan Party and any Hedge Bank.

“Secured Obligations” means all Obligations and all Additional Secured Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit G.

“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Loan Parties.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose Subsidiary or Affiliate of such Person.

“Solvent” and “Solvency” mean, with respect to any Person, that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations

~~CHAR1\1641691v2~~CHAR1\1779505v1

of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (i) “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due and (ii) “Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, governmental authority or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11).

“Subordinated Debt” means, for any Person, any Indebtedness of such Person which is fully subordinated to all Secured Obligations, by written agreements and documents in form and substance reasonably satisfactory to the Administrative Agent and which is governed by terms and provisions, including, without limitation, maturities, covenants, defaults, rates and fees, reasonably acceptable to the Administrative Agent.

“Subordinated Debt Documents” means any agreement or document evidencing or relating to any Subordinated Debt, in each case, as the same may be amended, restated, modified or supplemented and in effect from time to time as not prohibited by the terms hereof.

“Subsequent Transaction” means (a) any Permitted Acquisition or the making of other acquisitions or Investments not prohibited by this Agreement, (b) any Disposition not prohibited by this Agreement, (c) any Prepayment of Subordinated Debt, (d) any Restricted Payment not prohibited by this Agreement or (e) any other event, action or transaction that by the terms of the Loan Documents requires pro forma compliance with a financial covenant, condition, ratio or test or Availability under this Agreement or the other Loan Documents or requires such financial covenant, condition, ratio or test or Availability to be calculated on a Pro Forma Basis.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and

~~CHAR1\1641691v2~~CHAR1\1779505v1

Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts or Permitted Hedge Transaction, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts or Permitted Hedge Transactions: (a) for any date on or after the date such Swap Contracts or Permitted Hedge Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts or Permitted Hedge Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts or Permitted Hedge Transactions (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.04.

“Swingline Lender” means Bank of America in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” has the meaning specified in Section 2.04(a).

“Swingline Sublimit” means an amount equal to the lesser of (a) $20,000,000, and (b) the Revolving Facility. The Swingline Sublimit is part of, and not in addition to, the Revolving Facility.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Revolving Commitments” means the additional Revolving Commitments provided by the Revolving Lenders pursuant to the Third Amendment to this Agreement.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

~~CHAR1\1641691v2~~CHAR1\1779505v1

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 1.01(b) under the caption “Term Commitment”, or opposite such caption in the Assignment and Assumption or other documents pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Term Commitment of all of the Term Lenders on the Closing Date shall be Two-Hundred Twenty Five Million Dollars ($225,000,000).

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time, and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time, and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

~~“Termination Date” means May 5, 2021.~~

“Third Amendment Effective Date” means May 6, 2020.

“Threshold Amount” means $25,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Exposure and Outstanding Amount of all Term Loans of such Lender at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and L/C Obligations.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents and the making of the initial Credit Extensions hereunder, (b) the repayment of all amounts due or outstanding under, or in respect of, the Borrower in existence immediately prior to the Closing Date, and the termination of the credit agreements of the Borrower in existence immediately prior to the Closing Date (other than Indebtedness permitted under Section 7.02), (c) the consummation of the Closing Date Acquisition, and (d) the payment of fees, costs and expenses in connection with the foregoing.

“Trigger Date” means, (a) for purposes of Section 7.01 and 7.02, the date a Compliance Certificate for the Fiscal Quarter ending March 31, 2022 is delivered by the Borrower to the Administrative Agent certifying compliance with the financial covenants set forth in Section 7.11 for such fiscal quarter and (ii) for purposes of the definition of Permitted Acquisition, Section 7.03, 7.06 and 7.14, the date a Compliance Certificate for the Fiscal Quarter ending June 30, 2022 is delivered by the Borrower to the Administrative Agent certifying compliance with the financial covenants set forth in Section 7.11 for such fiscal quarter.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of Illinois; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, “UCC” means the Uniform Commercial Code as in effect from time to time in such other

~~CHAR1\1641691v2~~CHAR1\1779505v1

jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Domestic Subsidiary” means each Wholly-Owned Subsidiary that is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary all of the Equity Interests of which (except directors’ qualifying Equity Interests) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person. Unless otherwise specified, references herein to a “Wholly-Owned Subsidiary” or “Wholly-Owned Subsidiaries” shall refer to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of the Borrower.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” (a) means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are

~~CHAR1\1641691v2~~CHAR1\1779505v1

described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(i)any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document);

(ii)any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(iii)the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof;

(iv)all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear;

(v)any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time; and

(vi)the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from, and including,”; the words “to” and “until” each mean “to, but excluding,”; and the word “through” means “to, and including,”.

~~CHAR1\1641691v2~~CHAR1\1779505v1

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(e)All references to “knowledge” of any Loan Party or a Restricted Subsidiary of a Loan Party means the actual knowledge of a Responsible Officer thereof.

1.03Accounting Terms.

(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded.

(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request in writing, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) for the avoidance of doubt, other than with respect to any change set forth in the immediately succeeding paragraph, the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Without limiting the foregoing and notwithstanding anything to the contrary in any Loan Document, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)Consolidation of Variable Interest Entities. All references herein to Consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

~~CHAR1\1641691v2~~CHAR1\1779505v1

(d)Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 7.11 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis.

(e)Changes in Circumstances after Applicable Test Date. Subject to Section 1.09, for purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial covenant, condition, ratio or test (including, without limitation, Consolidated EBITDA, Consolidated Net Income, Consolidated Leverage Ratio, Consolidated Interest Coverage Ratio, Availability or Consolidated Total Assets) such financial covenant, condition, ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred or exist with regard to such action solely as a result of a change in such financial covenant, condition, ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs.

1.04Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein, and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07UCC Terms.

Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.08Rates.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is in an alternative or replacement for or successor to any of such rates (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

1.09Limited Condition Transactions.

~~CHAR1\1641691v2~~CHAR1\1779505v1

Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, in connection with a Limited Condition Transaction (other than the making by any Lender or L/C Issuer, as applicable, of any Credit Extension, unless otherwise agreed by such Lenders making Incremental Term Loans), for purposes of: (a) determining compliance with any basket, financial covenant, ratio or test (including by reference to Consolidated EBITDA, Consolidated Net Income, any Consolidated Interest Coverage Ratio test or any Consolidated Leverage Ratio test or Consolidated Total Assets test); (b) testing Availability; (c) determining whether the representations and warranties contained in this Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is qualified by materiality or reference to a Material Adverse Effect); and (d) determining the absence of a Default or Event of Default; in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such condition is satisfied hereunder shall be made:

(i)in the case of any Permitted Acquisition, any acquisition of Equity Interests in any Joint Venture or similar Investment permitted under Section 7.03 or any Disposition (in each case, that is a Limited Condition Transaction), at the time of (or, in the case of the calculation of any related financial covenant, condition, ratio or test, with respect to the applicable Measurement Period) either: (x) the execution of the definitive agreement with respect to such Permitted Acquisition, Investment or Disposition; or (y) the consummation of such Permitted Acquisition, Investment or Disposition; and;

(ii)in the case of any Restricted Payment or Prepayment of Subordinated Debt (in each case, that is a Limited Condition Transaction), at the time of (or, in the case of the calculation of any related financial covenant, condition, ratio or test, with respect to the applicable Measurement Period): (x) the declaration or public announcement of such Restricted Payment or submission or delivery of an irrevocable notice with respect to such Prepayment of Subordinated Debt; or (y) the making of such Restricted Payment or Prepayment of Subordinated Debt;

any such date identified in Section 1.09(i)(x) or (ii)(x) above, an “LCT Test Date”

provided, that, notwithstanding the foregoing, in connection with any Limited Condition Transaction (A) any condition requiring the absence of a Default or Event of Default shall be satisfied if (x) no Default or Event of Default shall have occurred and be continuing as of the applicable LCT Test Date, and (y) no Event of Default under Section 8.01(a) or (f) shall have occurred and be continuing at the time such Limited Condition Transaction is consummated; (B) if the proceeds of an Incremental Term Facility are being used to finance a Limited Condition Transaction, then the representations and warranties contained in this Agreement shall also be required to be true and correct in all material respects (without giving effect to double materiality) at the time of the funding of such Incremental Term Facility solely, if the Lenders providing such Incremental Term Facility require such representations and warranties to be made at such time; provided, that, in such instance, the Lenders providing such Incremental Term Facility may agree that any such representations and warranties which must be accurate at the time of funding of such Incremental Term Facility may be limited to customary “specified representations” and such other representations and warranties as may be required by the Lenders providing such Incremental Term Facility; and (C) if the Borrower has made an LCT Election for any Limited Condition Transaction, then, in connection with any Subsequent Transaction following the relevant LCT Test Date, and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement, declaration, public announcement or notice for such Limited Condition Transaction is terminated, revoked or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such

~~CHAR1\1641691v2~~CHAR1\1779505v1

Subsequent Transaction is permitted under this Agreement, any such ratio, test, basket or Availability shall be required to: (x) be satisfied on a Pro Forma Basis, assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness (and any Lien granted to the holder of such Indebtedness with respect thereto), the use of proceeds thereof or any payment or prepayment to be made) have been consummated; and (y) if such Subsequent Transaction is the making of a Restricted Payment, the Prepayment of Subordinated Debt or a Disposition, be satisfied on a Pro Forma Basis, assuming such Limited Condition Transaction has not been consummated.

For the avoidance of doubt, if the Borrower has made an LCT Election for the LCT Test Date to occur at the time set forth in clauses (i)(x) and (ii)(x) above and any of the financial covenants, conditions, ratios, tests or baskets or Availability for which compliance was determined or tested as of such LCT Test Date would have failed to have been complied with as a result of fluctuations in any such financial covenant, condition, ratio, test or basket or Availability, including due to fluctuations in Consolidated EBITDA, Consolidated Net Income, Consolidated Total Assets, Indebtedness or other financial performance or indicator of any Person (including, without limitation, any target entity) subject to such Limited Condition Transaction, at the consummation of the relevant Limited Condition Transaction, such financial covenant, condition, ratio, test or basket or Availability will not be deemed to have failed to have been complied with as a result of such fluctuations.

1.10Classification and Reclassification.

It is understood and agreed that any Lien, Indebtedness, Investment, Disposition, Restricted Payment or Prepayment of Subordinated Debt need not be permitted solely by reference to one category of permitted Lien, Indebtedness, Investment, Disposition, Restricted Payment or Prepayment of Subordinated Debt under Sections 7.01, 7.02, 7.03, 7.05, 7.06 and 7.14, respectively, but may instead be permitted in part under any combination thereof (it being understood that the Borrower may utilize amounts under any category that is subject to any financial covenant, condition, ratio, test, basket or Availability, including Consolidated EBITDA, Consolidated Leverage Ratio, Consolidated Total Assets or other financial performance or indicator, prior to amounts under any other category). For purposes of determining compliance at any time with Sections 7.01, 7.02, 7.03, 7.05, 7.06 and 7.14, in the event that any Lien, Indebtedness, Investment, Disposition, Restricted Payment or Prepayment of Subordinated Debt, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 7.01 (other than Section 7.01(a)), 7.02 (other than Section 7.02(a)), 7.03, 7.05, 7.06 and 7.14, the Borrower, in its sole discretion, may from time to time classify or reclassify such transaction or item (or portion thereof)(including in one or more categories) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category.

1.11Closing Date Acquisition and Related Matters.

(a)Notwithstanding anything to the contrary in the Loan Documents, the Administrative Agent and the Lenders and all other parties hereto irrevocably and unconditionally consent to the Closing Date Acquisition and the other Transactions.

(b)Notwithstanding anything to the contrary in the Loan Documents, solely for purposes of the representations and warranties contained in the Loan Documents (including, without limitation, the disclosures set forth on the schedules hereto and the other provisions set forth in Article V of this Agreement), the conditions precedent set forth in Article IV of this Agreement and any reference to “Closing Date”, “date of this Agreement” or “date hereof” (or words of similar context) in Article V, Article VI and Article VII of this Agreement or in the provisions of any other Loan Document, the making of the Loans, the providing of the Revolving Commitments and the issuance of any Letters of Credit on the Closing Date shall be assumed to occur concurrently with (i) the consummation of the Closing Date

~~CHAR1\1641691v2~~CHAR1\1779505v1

Acquisition and (ii) the consummation of the transactions making the Closing Date Targets and their Subsidiaries that will be Guarantors on the Closing Date, actual Guarantors on the Closing Date.  Notwithstanding anything to the contrary herein or in any of the other Loan Documents, the Closing Date Targets and their respective Subsidiaries that are signatory hereto shall have their respective signatures be effective (and shall only be parties hereto) immediately upon the consummation of the Closing Date Acquisition and it shall be deemed that such Persons’ respective signatures shall only be effective and enforceable against such Persons at such time (and each such Person agrees that its signature hereto shall be effective and enforceable against it immediately upon the consummation of the Closing Date Acquisition).

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01Loans.

(a)Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower, in Dollars, on the Closing Date in an amount not to exceed such Term Lender’s Applicable Percentage of the Term Facility. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility. Term Borrowings repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, that, the Term Borrowing shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the Closing Date.

(b)Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower, in Dollars, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, that, after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Revolving Facility, and (ii) the Revolving Exposure of any Lender shall not exceed such Revolving Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans, prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, that, any Revolving Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such Revolving Borrowing.

2.02Borrowings, Conversions and Continuations of Loans.

(a)Notice of Borrowing. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by: (x) telephone or (y) a Loan Notice; provided, that, any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Base Rate Loans to Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans or any conversion of Eurodollar Rate Loans to Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof (or, in connection with

~~CHAR1\1641691v2~~CHAR1\1779505v1

any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding). Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding). Each Loan Notice and each telephonic notice shall specify:

(A)the applicable Facility and whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, under such Facility;

(B)the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day);

(C)the principal amount of Loans to be borrowed, converted or continued;

(D)the Type of Loans to be borrowed or to which existing Loans are to be converted; and

(E)if applicable, the duration of the Interest Period with respect thereto.

If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Eurodollar Rate Loan.

(b)Advances. Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under such Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds, or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, that, if, on the date a Loan Notice with respect to a Revolving Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)Eurodollar Rate Loans. Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

~~CHAR1\1641691v2~~CHAR1\1779505v1

(d)Interest Rates. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of demonstrable error.

(e)Interest Periods. After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect with respect to Eurodollar Rate Loans.

(f)Cashless Settlement Mechanism. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

2.03Letters of Credit.

(a)The Letter of Credit Commitment.

(i)Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided, that, after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Revolving Facility, (y) the Revolving Exposure of any Revolving Lender shall not exceed such Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and deemed L/C Obligations, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)The L/C Issuer shall not issue any Letter of Credit if:

(A)subject to Section 2.03(b)(iv), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance, unless the Required Lenders have approved such expiry date; or

(B)the expiry date of the requested Letter of Credit would occur after the date that is twelve (12) months past the Maturity Date, unless all the Revolving Lenders have approved such expiry date; or

~~CHAR1\1641691v2~~CHAR1\1779505v1

(iii)The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith reasonably deems material to it;

(B)the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally with respect to its customers;

(C)[reserved];

(D)the Letter of Credit is to be denominated in a currency other than Dollars, provided, no Letter of Credit may be issued by an L/C Issuer (other than Bank of America) in a currency other than Dollars without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed);

(E)any Revolving Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Revolving Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after an drawing thereunder.

(iv)The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)The L/C Issuer shall be under no obligation to amend any Letter of Credit if:

(A)the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or

(B)the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities:

~~CHAR1\1641691v2~~CHAR1\1779505v1

(A)provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions; and

(B)as additionally provided herein with respect to the L/C Issuer.

(b)Procedures for Issuance and Amendment of Letters of Credit.

(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by fax transmission, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment thereof (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require in writing.

(ii)Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Letter of Credit.

~~CHAR1\1641691v2~~CHAR1\1779505v1

(iii)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(iv)If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that, any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the date that is twelve (12) months past the Maturity Date; provided, that, the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has reasonably determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower, in each case, that one or more of the applicable conditions specified in Section 4.02 is not then satisfied or waived, and in each such case directing the L/C Issuer not to permit such extension.

(v)If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that, in each case, one or more of the applicable conditions specified in Section 4.02 is not then satisfied or waived (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(c)Drawings and Reimbursements; Funding of Participations.

(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent

~~CHAR1\1641691v2~~CHAR1\1779505v1

thereof. Not later than 12:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (or, if such payment by the applicable L/C Issuer is made after 12:00p.m., not later than 10:00 a.m. the next succeeding Business Day) (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (including by requesting the Administrative Agent to apply any Cash Collateral held for such reimbursement). If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Revolving Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided, that, the lack of such an immediate confirmation shall not affect the conclusiveness (absent demonstrable error) or binding effect of such notice.

(ii)Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Percentage of the Unreimbursed Amount not later than 12:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied (or have not been waived) or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section.

(iv)Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that, each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of

~~CHAR1\1641691v2~~CHAR1\1779505v1

an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent demonstrable error.

(d)Repayment of Participations.

(i)At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such

~~CHAR1\1641691v2~~CHAR1\1779505v1

Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement or by such Letter of Credit, the transactions contemplated hereby or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, endorsement, certificate or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries (other than the defense that such applicable Obligations have been paid or reimbursed in full).

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight or time draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby

~~CHAR1\1641691v2~~CHAR1\1779505v1

assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that, this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in Section 2.03(e); provided, that, anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves, as determined by a final non-appealable judgment of a court of competent jurisdiction, were caused by the L/C Issuer’s willful misconduct, bad faith, gross negligence or material breach of its obligations under the Loan Documents or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight or time draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT–IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance, subject to Section 2.15, with its Applicable Revolving Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be (1) due and payable on the first Business Day following each Fiscal Quarter end, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (2) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee, with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter or any other written agreement with such L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis

~~CHAR1\1641691v2~~CHAR1\1779505v1

in arrears. Such fronting fee shall be due and payable on or prior to the date that is ten (10) Business Days following each Fiscal Quarter end, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable promptly after written demand therefor and are nonrefundable.

(j)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries

(l)L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section, provide the Administrative Agent a Letter of Credit Report, as set forth below:

(i)reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii)on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii)on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;

(iv)on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

2.04Swingline Loans.

(a)The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Lenders set forth in this Section, may in its sole discretion make loans to the Borrower (each such loan, a “Swingline Loan”). Each such Swingline Loan may be made,

~~CHAR1\1641691v2~~CHAR1\1779505v1

subject to the terms and conditions set forth herein, to the Borrower, in Dollars, from time to time on any Business Day. During the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Revolving Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, that, (i) after giving effect to any Swingline Loan, (A) the Total Revolving Outstandings shall not exceed the Revolving Facility at such time, and (B) the Revolving Exposure of any Revolving Lender at such time shall not exceed such Lender’s Revolving Commitment, (ii) the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan, and (iii) the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall reasonably determine (which reasonable determination shall be conclusive and binding absent demonstrable error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section, prepay under Section 2.05, and reborrow under this Section. Each Swingline Loan shall bear interest only at a rate based on the Base Rate plus the Applicable Rate. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Swingline Loan.

(b)Borrowing Procedures. Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by: (A) telephone, or (B) a Swingline Loan Notice; provided, that, any telephonic notice must be confirmed immediately by delivery to the Swingline Lender and the Administrative Agent of a Swingline Loan Notice. Each such Swingline Loan Notice must be received by the Swingline Lender and the Administrative Agent not later than 12:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested date of the Borrowing (which shall be a Business Day). Promptly after receipt by the Swingline Lender of any Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 1:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 2:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swingline Lender in immediately available funds.

(c)Refinancing of Swingline Loans.

(i)The Swingline Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Facility and the conditions set forth in Section 4.02. The Swingline Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an

~~CHAR1\1641691v2~~CHAR1\1779505v1

amount equal to its Applicable Revolving Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office not later than 12:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)If for any reason any Swingline Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i) above, the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent demonstrable error.

(iv)Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that, each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d)Repayment of Participations.

(i)At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Swingline Lender.

~~CHAR1\1641691v2~~CHAR1\1779505v1

(ii)If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Revolving Percentage of any Swingline Loan, interest in respect of such Applicable Revolving Percentage shall be solely for the account of the Swingline Lender.

(f)Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

2.05Prepayments.

(a)Optional.

(i)The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time, voluntarily prepay Term Loans and Revolving Loans, in whole or in part, without premium or penalty, subject to Section 3.05; provided, that, unless otherwise agreed by the Administrative Agent, (A) such notice must be received by the Administrative Agent not later than 10:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, unless such notice is revoked prior to such specified date therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof as directed by the Borrower (and, in the case of no direction, applied in direct order of maturity). Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii)The Borrower may, upon notice to the Swingline Lender pursuant to delivery to the Swingline Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans, in whole or in part, without

~~CHAR1\1641691v2~~CHAR1\1779505v1

premium or penalty; provided, that, unless otherwise agreed by the Swingline Lender, (A) such notice must be received by the Swingline Lender and the Administrative Agent not later than 12:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess hereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, unless such notice is revoked prior to such specified date therein. Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)Mandatory.

(i)Dispositions and Involuntary Dispositions. The Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary from all Dispositions consummated in reliance on Section 7.05(c) and all Involuntary Dispositions, to the extent that such Net Cash Proceeds (A) exceed $15,000,000 in any Fiscal Year and (B) are not reinvested in property (other than current assets) that is used or useful in the line of businesses of the Borrower and its Subsidiaries within three-hundred and sixty (360) days after the receipt of such Net Cash Proceeds (or, if committed to be reinvested in such property within three-hundred and sixty (360) days after receipt thereof, within one-hundred and eighty (180) days following such commitment); provided, that, such Net Cash Proceeds that have not been so reinvested shall, within three (3) Business Days after such reinvestment period expires, be applied to prepay the Loans and/or Cash Collateralize the L/C Obligations.

(ii)Equity Issuance. Within three (3) Business Days after the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Equity Issuance by the Borrower, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds in excess of $15,000,000 in any Fiscal Year.

(iii)Debt Issuance. Within three (3) Business Days after receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iv)Application of Payments. Each prepayment of Loans pursuant to the foregoing provisions of Section 2.05(b)(i)-(iii) above shall be applied: first, to the principal repayment installments of the Term Loans in direct order to the first four (4) principal repayment installments then due, then on a pro rata basis for all remaining principal repayment installments, but specifically excluding the final principal installment on the Maturity Date; and second, to the Revolving Facility in the manner set forth in clause (~~v~~vii) of this Section 2.05. Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facilities.  All mandatory prepayments shall be made without premium or penalty (but subject to Section 3.05).

(v)Revolving Outstandings. If for any reason the Total Revolving Outstandings at any time exceed the Revolving Facility at such time, upon written notice or knowledge thereof, the Borrower shall within one (1) Business Day prepay Revolving Loans, Swingline Loans and L/C Borrowings (together with all accrued but unpaid interest thereon) and/or Cash Collateralize the

~~CHAR1\1641691v2~~CHAR1\1779505v1

L/C Obligations in an aggregate amount equal to such excess; provided, that, the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(v) unless, after the prepayment of the Revolving Loans and Swingline Loans, the Total Revolving Outstandings exceed the Revolving Facility at such time.

(vi)Excess Cash on Hand.  If Cash on Hand exceeds $40,000,000 for a period of more than three (3) consecutive Business Days, the Borrower shall within three (3) Business Days pay to the Administrative Agent, for the account of the Lenders, an amount equal to such excess until the Outstanding Amount of all Revolving Loans has been reduced to $0. Any such payment shall be applied to the Outstanding Amount of all Revolving Loans without a permanent reduction in the Revolving Commitments.

(vii)~~(vi)~~ Application of Other Payments. Except as otherwise provided in Section 2.15, prepayments of the Revolving Facility made pursuant to this clause (b): first, shall be applied ratably to the L/C Borrowings and the Swingline Loans; second, shall be applied to the outstanding Revolving Loans; and third, shall be used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by, or notice to or from, the Borrower or any other Loan Party or any Defaulting Lender that has provided Cash Collateral) to reimburse the L/C Issuer or the Revolving Lenders, as applicable~~.~~

(viii)Issuance of Other Indebtedness. Concurrently with the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any issuance of Indebtedness pursuant to Section 7.02(s), the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate amount equal to 75% of such Net Cash Proceeds. Each such prepayment of Loans pursuant to this Section 2.05(b)(viii) shall be applied to the principal repayment installments of the Term Loans on a pro rata basis for all remaining principal repayment installments, including the final principal installment on the Maturity Date. Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facilities.  All mandatory prepayments shall be made without premium or penalty (but subject to Section 3.05).

Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.05(b) shall be applied, first, to Base Rate Loans, and then, to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but shall otherwise be without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

Notwithstanding any provision under this Section 2.05 to the contrary, any amounts that would otherwise be required to be paid by the Borrower pursuant to Section 2.05(b)(i) above shall not be required to be so prepaid to the extent any such Net Cash Proceeds are received by a Foreign Subsidiary, for so long as the repatriation to the United States of any such amounts would be prohibited under any requirement of Law or Organization Documents or would result in adverse tax consequences to the Borrower or its Subsidiaries, (each such amount, a “Reduction Amount”), as reasonably determined by the Borrower in good faith in consultation with the Administrative Agent.  In any such instance, the amount the Borrower shall be required to mandatorily prepay pursuant to Section 2.05(b)(i) above shall be reduced by such Reduction Amount until and unless such Net Cash Proceeds can be repatriated without prohibition under any requirement of Law or Organization Documents or adverse tax consequences, as applicable, within one year thereafter.

~~CHAR1\1641691v2~~CHAR1\1779505v1

2.06Termination or Reduction of Commitments.

(a)Optional. The Borrower may, upon notice to the Administrative Agent, without premium or penalty, but subject to Section 3.05, terminate the Revolving Facility, the Letter of Credit Sublimit or the Swingline Sublimit, or from time to time permanently reduce the Revolving Facility, the Letter of Credit Sublimit or the Swingline Sublimit; provided, that, (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swingline Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swingline Loans would exceed the Letter of Credit Sublimit.

(b)Mandatory.

(i)The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

(ii)The Temporary Revolving Commitments shall be automatically and permanently terminated on the ~~Termination~~Fourth Amendment Effective Date.

(iii)If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swingline Sublimit exceeds the Revolving Facility at such time, the Letter of Credit Sublimit or the Swingline Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)Application of Commitment Reductions; Payment of Fees.

(i)The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swingline Sublimit or the Revolving Commitments under this Section 2.06. Upon any reduction of the Revolving Commitments, prior to the Termination Date or on the Termination Date pursuant to Section 2.06(b)(ii), such reduction shall be applied first to the Temporary Revolving Commitments on a pro rata basis among the Revolving Lenders holding Temporary Revolving Commitments.  Upon any reduction of the Revolving Commitments after the Temporary Revolving Commitments have been terminated in full, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s Applicable Revolving Percentage of such reduction amount. All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.

(ii)On the date of any reduction or termination of the Temporary Revolving Commitments: (A) the Borrower shall repay such Revolving Loans outstanding on such date, with the proceeds of a new Borrowing of Revolving Loans on such date, so that each Revolving Lender holds its Applicable Revolving Percentage of such Revolving Loans after giving effect to such reduction or termination, any such prepayment shall be subject to Section 3.05 and (B) each Revolving Lender shall be deemed to have purchased from (x) the L/C Issuer a risk participation in each outstanding Letter of Credit issued by the L/C Issuer in an amount equal to the product of such Lender’s Applicable Revolving Percentage times the amount of such Letter of Credit and (y)

~~CHAR1\1641691v2~~CHAR1\1779505v1

the Swing Line Lender a risk participation in each outstanding Swing Line Loan in an amount equal to the product of such Lender’s Applicable Revolving Percentage times the amount of such Swing Line Loan.

2.07Repayment of Loans.

(a)Term Loans. The Borrower shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding, in the following amounts: (i) commencing at the end of the first full Fiscal Quarter ending after the Closing Date, in quarterly installments equal to 1.25% of the initial aggregate principal amount of the Term Loans and (ii) commencing at the end of the Fiscal Quarter ending June 30, 2021, in quarterly installments equal to 1.875% of the initial aggregate principal amount of the Term Loans (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), unless accelerated sooner pursuant to Section 8.02; provided, that,

(i)the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date and, in any event, shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date; and

(ii)(A) if any principal repayment installment to be made by the Borrower (other than principal repayment installments on Eurodollar Rate Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; and

(B) if any principal repayment installment to be made by the Borrower on a Eurodollar Rate Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event, such principal repayment installment shall be due on the immediately preceding Business Day.

(b)Revolving Loans. The Borrower shall repay to the Revolving Lenders, on the Maturity Date, the aggregate principal amount of all Revolving Loans outstanding on such date.

(c)Swingline Loans. The Borrower shall repay each Swingline Loan on the earlier to occur of: (i) the date that is fifteen (15) Business Days after the date on which such Loan is made and (ii) the Maturity Date.

2.08Interest and Default Rate.

(a)Interest. Subject to the provisions of Section 2.08(b):

(i)each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate;

(ii)each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and

~~CHAR1\1641691v2~~CHAR1\1779505v1

(iii)each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.

(b)Default Rate.

(i)Upon the written request of the Required Lenders to the Administrative Agent and the Borrower, while any Event of Default under Section 8.01(a) exists, all outstanding Obligations (including Letter of Credit Fees) may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)Automatically upon the occurrence and continuance of any Event of Default pursuant to Section 8.01(f), all outstanding Obligations (including Letter of Credit Fees) shall accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)Accrued and unpaid interest on past due amounts (including interest on past due interest), after giving effect to any grace or cure periods, shall be due and payable upon written demand.

(c)Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09Fees.

In addition to certain fees described in Section 2.03:

(a)Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Revolving Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans plus (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. For the avoidance of doubt, the Outstanding Amount of Swingline Loans shall not be counted towards or considered usage of the Revolving Facility for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)Other Fees.

(i)The Borrower shall pay to the Administrative Agent and MLPFS for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.

~~CHAR1\1641691v2~~CHAR1\1779505v1

(ii)The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

2.10Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each reasonable determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

(b)Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower and its Subsidiaries or for any other reason, the Borrower, or the Lenders reasonably determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate, and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on written demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (b) shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII, if applicable. The Borrower’s obligations under this clause (b) shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11Evidence of Debt.

(a)Maintenance of Accounts. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence thereof absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control (and be prima facie evidence thereof) in the absence of manifest error. Upon the written request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records; provided, that, if such request for a promissory note is in replacement of another previously issued promissory note, the original of such previously issued promissory note shall be returned to the Borrower (or, if such previously issued promissory note is not available for any reason, an affidavit of lost promissory note in form and substance reasonably satisfactory to the Borrower shall be executed and delivered by such Lender requesting such new promissory note to the Borrower). Each such promissory

~~CHAR1\1641691v2~~CHAR1\1779505v1

note shall be in the form of Exhibit F (a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)Maintenance of Records. In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control (and be prima facie evidence thereof) in the absence of manifest error.

2.12Payments Generally; Administrative Agent’s Clawback.

(a)General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to Section 2.07(a) and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)(i)Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent promptly on written demand such corresponding amount in immediately available funds with interest thereon, for each day from, and including, the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the

~~CHAR1\1641691v2~~CHAR1\1779505v1

Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from, and including, the date such amount is distributed to it to, but excluding, the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be prima facie evidence thereof, absent manifest error.

(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)Pro Rata Treatment. Except to the extent otherwise provided herein:

(i)each Borrowing (other than Swingline Borrowings) shall be made from the Lenders, each payment of fees under Section 2.09 and 2.03 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments shall, subject to Section 2.06 with respect to the reduction or termination of Temporary Revolving Commitments, be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments;

(ii)each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Revolving Loans) or their

~~CHAR1\1641691v2~~CHAR1\1779505v1

respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans);

(iii)each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and

(iv)each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

2.13Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of:

(a)Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time, to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time; or

(b)Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time, to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time;

then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall:

(A)notify the Administrative Agent of such fact; and

(B)purchase (for cash at face value) participations in the Loans, and sub-participations in L/C Obligations and Swingline Loans, of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided, that:

(I)if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(II)the provisions of this Section 2.13 shall not be construed to apply to: (x) any payment made by or on behalf of the Borrower pursuant to and in

~~CHAR1\1641691v2~~CHAR1\1779505v1

accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender); (y) the application of Cash Collateral provided for in Section 2.14; or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in L/C Obligations or Swingline Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14Cash Collateral.

(a)Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Maturity Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 2.05 or 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall promptly (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority (subject to Liens permitted under Section 7.01(j) or (m)) security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, other than Liens permitted under Section 7.01(a), (j) or (m), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Revolving Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released to the Borrower promptly following:

~~CHAR1\1641691v2~~CHAR1\1779505v1

(i)the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))); or

(ii)the reasonable determination by the Administrative Agent and the L/C Issuer in consultation with the Borrower that there exists excess Cash Collateral;

provided, that, (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15Defaulting Lenders.

(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:

(A)first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(B)second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swingline Lender hereunder;

(C)third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14;

(D)fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent;

(E)fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (B) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14;

~~CHAR1\1641691v2~~CHAR1\1779505v1

(F)sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(G)seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(H)eighth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction;

provided, that, if (1) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(v). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)Defaulting Lender Fees. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

~~CHAR1\1641691v2~~CHAR1\1779505v1

(iv)Reallocation of Applicable Revolving Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law: (A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure; and (B) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16Incremental Facilities.

Subject to the terms and conditions set forth herein, the Borrower shall have the right, from time to time and upon at least ten (10) Business Days’ prior written notice to the Administrative Agent (an “Incremental Request”), to request to incur additional term loans under a then-existing tranche of Term Loans and/or add one or more additional tranches of term loans (“Other Term Loans” and, together with any additional term loans under a then-existing tranche incurred pursuant to this Section 2.16, the “Incremental Term Loans”; and any credit facility providing for any Incremental Term Loans being referred to as an “Incremental Term Facility”) and/or increase the Revolving Facility (the “Incremental Revolving Commitments”; and revolving loans made thereunder, the “Incremental Revolving Loans”); the Incremental Revolving Commitments, together with the Incremental Term Loans, are referred to herein as an “Incremental Facility”) subject, however, in any such case, to satisfaction of the following conditions precedent:

(a)the aggregate amount of all Incremental Revolving Commitments and Incremental Term Loans effected pursuant to this Section 2.16 shall not exceed the Incremental Cap;

~~CHAR1\1641691v2~~CHAR1\1779505v1

(b)subject to Section 1.09, on the date on which any Incremental Facility Amendment is to become effective, both immediately at the time of and immediately after giving effect to the incurrence of such Incremental Facility (assuming that the full amount of the Incremental Facility shall have been funded on such date) and any related transactions, no Default shall have occurred and be continuing;

(c)subject to Section 1.09, after giving effect to the incurrence of such Incremental Facility (assuming the full amount of the Incremental Facility has been funded) and any related transactions or other transactions occurring on the date thereof on a Pro Forma Basis, the Loan Parties shall be in compliance with the financial covenants set forth in Section 7.11;

(d)subject to Section 1.09, the representations and warranties set forth in Article V shall be true and correct in all material respects (or, if any such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of the date on which such Incremental Facility Amendment is to become effective, except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they shall be true and correct in all material respects (or, if any such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects) as of such earlier date;

(e)such Incremental Facility shall be in a minimum amount of $25,000,000;

(f)any Incremental Revolving Commitments shall be made on the same terms and provisions (other than upfront fees) as apply to the Revolving Facility, including with respect to maturity date, interest rate and prepayment provisions, and shall not constitute a credit facility separate and apart from the existing revolving credit facility set forth in Section 2.01(b);

(g)any Incremental Term Loans that constitute additional term loans under a then-existing tranche of term loans (which, for the avoidance of doubt, shall be determined by the Borrower and the Lenders providing such Incremental Term Loans) shall be made on the same terms and provisions (other than upfront fees) as apply to such outstanding term loans, including with respect to maturity date, interest rate and prepayment provisions, and shall not constitute a credit facility separate and apart from such term loans;

(h)in the case of any Other Term Loan, such Other Term Loan shall (i) rank pari passu or junior in right of payment with the Facilities, not be Guaranteed by any Person that is not the Borrower or a Guarantor under the Facilities, and be unsecured or secured on a first lien pari passu basis with the Facilities or on a “junior” basis with the Facilities, in each case over the same (or less) Collateral that secures the Facilities (and in each case, such Other Term Loan shall be subject to intercreditor arrangements that are reasonably satisfactory to the Administrative Agent) but if unsecured or secured on a “junior” basis to the Facilities, such Other Term Loan shall be documented in a separate agreement than this Agreement, (ii) to the extent such Other Term Loan is pari passu in right of payment and security with the then-existing term loans, (x) may share on a greater than pro rata basis, pro rata basis or less than pro rata basis with voluntary prepayments or repayments in respect of any then-existing term loans and (y) may share on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) with mandatory prepayments or repayments in respect of the then-existing term loans; (iii) have a maturity date that is not earlier than the later of (A) the Maturity Date and (B) the final maturity of any then-existing Other Term Loan, (iv) have a Weighted Average Life to Maturity that is not shorter than the then-remaining Weighted Average Life to Maturity of the Term Loans or any then-existing Other Term Loan (it

~~CHAR1\1641691v2~~CHAR1\1779505v1

being understood that, subject to the foregoing, the amortization schedule applicable to such Other Term Loan shall be determined by the Borrower and the Lenders of such Other Term Loan);

(i)the Administrative Agent shall have received additional commitments in a corresponding amount of such requested Incremental Facility from either existing Lenders and/or one or more other institutions that qualify as Eligible Assignees (it being understood and agreed that no existing Lender shall be required to provide an additional commitment);

(j)the Administrative Agent shall have received customary closing certificates and legal opinions and all other documents (including resolutions of the board of directors of the Loan Parties) it may reasonably request relating to the corporate or other necessary authority for such Incremental Facility and the validity of such Incremental Facility, all in form and substance reasonably satisfactory to the Administrative Agent; and

(k)unless such Incremental Facility is to be documented in a separate agreement than this Agreement, the Administrative Agent shall have received such amendments to the Collateral Documents as the Administrative Agent reasonably requests to cause the Collateral Documents to secure the Obligations (in a manner consistent with the terms of the Loan Documents) after giving effect to such Incremental Facility.

Unless such Incremental Facility is to be documented in a separate agreement than this Agreement, each Incremental Term Facility and any Incremental Revolving Commitments shall be evidenced by an amendment (an “Incremental Facility Amendment”) to this Agreement, giving effect to the modifications permitted by this Section 2.16 (and subject to the limitations set forth in this Section 2.16), executed by the Loan Parties, the Administrative Agent and each Lender providing a portion of the Incremental Term Facility and/or Incremental Revolving Commitments, as applicable; which such amendment, when so executed, shall amend this Agreement as provided therein. Each Incremental Facility Amendment shall also require such amendments to the Loan Documents, and such other new Loan Documents, as the Administrative Agent reasonably deems necessary or appropriate in consultation with the Borrower to effect the modifications and credit extensions permitted by this Section 2.16. Notwithstanding anything to the contrary in this Agreement or any other Loan Document (including Section 11.01) hereof, neither any Incremental Facility Amendment, nor any such amendments to the other Loan Documents or such other new Loan Documents, shall be required to be executed or approved by any Lender, other than the Lenders providing such Incremental Term Facility and/or Incremental Revolving Commitments, as applicable, and the Administrative Agent, in order to be effective. The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction, on the date thereof, of each of the conditions set forth above and of such other conditions as agreed to by the Borrower and the Lenders under the Incremental Term Facility or Incremental Revolving Commitments established in connection therewith.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01Taxes.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such

~~CHAR1\1641691v2~~CHAR1\1779505v1

payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding (upon the basis of the information and documentation to be delivered pursuant to clause (e) below) and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Loan Parties. Without limiting the provisions of clause (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)Tax Indemnifications.

(i)Without duplication, each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent demonstrable error.

(ii)Each Lender and the L/C Issuer shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register, and (C) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent demonstrable error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority

~~CHAR1\1641691v2~~CHAR1\1779505v1

evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)Status of Lenders; Tax Documentation.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W–9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W–8BEN–E or W–8BEN (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, IRS Form W–8BEN–E or W–8BEN (as applicable)  establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed originals of IRS Form W–8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate

~~CHAR1\1641691v2~~CHAR1\1779505v1

substantially in the form of Exhibit H–1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W–8BEN–E or W–8BEN (as applicable); or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W–8IMY, accompanied by IRS Form W–8ECI, IRS Form W–8BEN–E or W–8BEN (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H–2 or Exhibit H–3, IRS Form W–9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H–4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Laws and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or

~~CHAR1\1641691v2~~CHAR1\1779505v1

deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that, each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this clause (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (f) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02Illegality.

If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Eurodollar Rate Loans to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans  the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such reasonable determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon written demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans, and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the

~~CHAR1\1641691v2~~CHAR1\1779505v1

Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03Inability to Determine Rates.

(a)If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i)  the Administrative Agent reasonably determines that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders reasonably determine that, for any reason, Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender in writing. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a reasonable determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such written notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)Notwithstanding the foregoing, if the Administrative Agent has made the reasonable determination described in clause (a)(i) above, the Administrative Agent in consultation with the Borrower and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) above, (2) the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of funding the Impacted Loans, or (3) any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04Increased Costs; Reserves on Eurodollar Rate Loans.

(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(d)) or the L/C Issuer;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments,

~~CHAR1\1641691v2~~CHAR1\1779505v1

or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or the L/C Issuer to the Borrower pursuant to the type of certificate set forth below in clause (c), the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements. If any Lender or the L/C Issuer reasonably determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then, upon the Borrower receiving written notice thereof pursuant to the type of certificate set forth below in clause (c) from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent demonstrable error. Unless the Borrower notifies such Lender or L/C Issuer within three (3) Business Days of receipt of such certificate, specifically identifying the demonstrable error with respect to such amount, the Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as reasonably determined by such Lender in good faith, which reasonable determination shall be conclusive absent demonstrable error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as reasonably determined by such Lender in good faith, which reasonable

~~CHAR1\1641691v2~~CHAR1\1779505v1

determination shall be conclusive absent demonstrable error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior written notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender (unless the Borrower notifies such Lender within three (3) Business Days of receipt of such certificate, specifically identifying the demonstrable error with respect to such additional interests or costs). If a Lender fails to give written notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such written notice.

(e)Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided, that, the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05Compensation for Losses.

Upon written demand of any Lender to the Borrower pursuant to a certificate setting forth the amount or amounts necessary to compensate such Lender under this Section 3.05 (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

excluding any actual loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary and reasonable administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

~~CHAR1\1641691v2~~CHAR1\1779505v1

3.06Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a written notice pursuant to Section 3.02, then at the request of the Borrower, such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07Successor LIBOR.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document (including Section 11.01 hereof), if the Administrative Agent reasonably determines (which reasonable determination shall be conclusive absent demonstrable error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or the Required Lenders (as applicable) have reasonably determined, that:

(a)adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary;

(b) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or

(c)syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, reasonably promptly after such reasonable determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted

~~CHAR1\1641691v2~~CHAR1\1779505v1

such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent and the Borrower written notice that such Required Lenders in good faith do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender in writing. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such written notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than one percent (1.0%) for purposes of this Agreement.

3.08Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Facility Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01Conditions of Initial Credit Extension.

The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)Execution of Credit Agreement; Loan Documents. The Administrative Agent shall have received:

(i)counterparts of this Agreement, executed by a Responsible Officer of each Loan Party and a duly authorized officer of each Lender;

(ii)for the account of each Lender requesting a Note, a Note executed by a Responsible Officer of the Borrower;

(iii)counterparts of the Security Agreement and to the extent required by this Agreement, any other Collateral Document, executed by a Responsible Officer of the applicable Loan Parties and a duly authorized officer of any other Person party thereto, as applicable; and

(iv)counterparts of any other Loan Document, executed by a Responsible Officer of the applicable Loan Party and a duly authorized officer of each other Person party thereto.

~~CHAR1\1641691v2~~CHAR1\1779505v1

(b)Organization Documents, Resolutions, Etc.

(i)copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation, incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing and, as applicable, in good standing and qualified to engage in business in its state of incorporation, organization or formation.

(c)Legal Opinions of Counsel. The Administrative Agent shall have received an opinion or opinions (including, if reasonably requested by the Administrative Agent, local counsel opinions) of counsel for the Loan Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent.

(d)Personal Property Collateral. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:

(i)(A)    searches of UCC filings in the jurisdiction of organization, incorporation or formation, as applicable, of each Loan Party and each jurisdiction where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the active financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens; and

(B)tax lien, judgment and bankruptcy searches;

(ii)searches of ownership of issued, registered or applied-for patents, trademarks and copyrights in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in such Intellectual Property;

(iii)completed UCC financing statements for each appropriate jurisdiction as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iv)stock or membership certificates, if any, evidencing the Pledged Equity and undated stock or transfer powers duly executed in blank; in each case to the extent such Pledged Equity is certificated; and

~~CHAR1\1641691v2~~CHAR1\1779505v1

(v)to the extent required to be delivered, filed, registered or recorded pursuant to the terms  and conditions of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to create and perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral;

(e)Liability, Casualty, Property, Terrorism and Business Interruption Insurance. The Administrative Agent shall have received certificates and endorsements of insurance evidencing that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and, as applicable, naming the Administrative Agent as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured, in each case as required under Section 6.07(b).

(f)Solvency Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower as to the Solvency of the Borrower and its Subsidiaries on a consolidated basis, after giving effect to the Transactions and the initial Credit Extensions on the Closing Date on a Pro Forma Basis.

(g)Financial Condition Certificate. The Administrative Agent shall have received a certificate, executed by a Responsible Officer of the Borrower as of the Closing Date, demonstrating that after giving effect to the Transactions and the initial Credit Extensions on the Closing Date on a Pro Forma Basis, (i) the Consolidated Interest Coverage Ratio, recomputed as of the Fiscal Quarter ended September 30, 2018, shall not be less than 3.50:1.0 and (ii) the Consolidated Leverage Ratio, recomputed as of the end of the Fiscal Quarter ended September 30, 2018, shall not exceed 4.25:1.0.

(h)Loan Notice. The Administrative Agent shall have received a Loan Notice with respect to the Loans to be made on the Closing Date.

(i)Existing Indebtedness of the Loan Parties.

(i)That certain Amended and Restated Credit Agreement, dated as of February 20, 2015, by and among the Borrower, Bank of America, N.A., in the capacities specified therein, the other “Lenders” party thereto, and Wells Fargo Bank, N.A., in the capacities specified therein, shall be terminated (other than those provisions that expressly survive the termination thereof) and repaid in full.

(ii)All of the existing Indebtedness for borrowed money of the Closing Date Targets and their Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 7.02) shall be repaid in full, and all security interests related to such Indebtedness repaid shall be terminated, on or prior to the Closing Date.

(j)Closing Date Acquisition. The Administrative Agent shall have received each of the following:

(i)Copies of the Closing Date Acquisition Documents certified by a Responsible Officer of the Borrower to be true and correct as of the Closing Date, the terms and conditions of which shall be reasonably satisfactory to the Administrative Agent;

(ii)Evidence that the Closing Date Acquisition shall have been consummated (or shall be consummated substantially concurrently with the advance of the initial Credit

~~CHAR1\1641691v2~~CHAR1\1779505v1

Extensions on the Closing Date) (A) substantially in accordance with the terms of the Closing Date Acquisition Documents, and (B) in compliance in all material respects with applicable Law and regulatory approvals; and

(iii)(A) Evidence that the Loan Parties shall have (or will have on the Closing Date) received any material governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance, if required) and approvals necessary in connection with any material aspect of the Transactions, other than any filings or recordings to be made by the Administrative Agent with respect to Liens; (B) any governmental waiting periods applicable to any material aspect of the Transactions shall have expired without any action being taken by any authority that would restrain, prevent or impose any material adverse conditions on any material aspect of the Transactions; and (C) no law or regulation shall be applicable that would restrain, prevent or impose any material adverse conditions on any material aspect of the Transactions.

(k)Consents. The Administrative Agent shall have received evidence that all boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the entering into of this Agreement have been obtained, other than any filings or recordings to be made by the Administrative Agent with respect to Liens.

(l)KYC Information.

(i)Following the reasonable request of any Lender made at least ten (10) days prior to the Closing Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.

(ii)If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, following the reasonable request of any Lender made at least ten (10) days prior to the Closing Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, a Beneficial Ownership Certification in relation to the Borrower.

(m)Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and expenses, if any, owing pursuant to the Fee Letter and/or Section 2.09.

(n)Attorney Costs. The Borrower shall have paid all reasonable and documented fees, disbursements, and out-of-pocket expenses of Moore & Van Allen PLLC, as counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) owing pursuant to the entry into this Agreement and the Fee Letter (to the extent required by, and subject to the limitations set forth in Section 11.04(a)) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees and expenses as shall constitute its reasonable estimate of such fees and expenses incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender,

~~CHAR1\1641691v2~~CHAR1\1779505v1

unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02Conditions to all Credit Extensions.

The obligation of each Lender and any L/C Issuer to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)Representations and Warranties. The representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified by Material Adverse Effect or other materiality, in which case, it shall be true and correct in all respects) with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified by Material Adverse Effect or other materiality, in which case, it shall be true and correct in all respects) as of such earlier date).

(b)Default. No Default shall exist, or would immediately result from such proposed Credit Extension and the application of proceeds thereof.

(c)Request for Credit Extension. The Administrative Agent and, if applicable, the L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)Cash on Hand Limitation.  After giving effect to any Request for Credit Extension  and the use of proceeds thereof, Cash on Hand shall not exceed $40,000,000.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in clauses (a) ~~and~~, (b) and (d) above have been satisfied on and as of the date of the applicable Credit Extension.

Notwithstanding anything in this Section 4.02 to the contrary, with respect to the effectiveness of any Incremental Term Facility, the proceeds of which are to be used to finance a Limited Condition Transaction, (i) clauses (a) and (b) above shall be subject to Section 1.09, and (ii) such effectiveness shall be subject to the conditions precedent set forth in Section 2.16 and to such other conditions as are mutually agreed between the Borrower and the Lenders party to such Incremental Term Facility.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders, as of the date made or deemed made, that:

5.01Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (other than any Immaterial Subsidiaries):

~~CHAR1\1641691v2~~CHAR1\1779505v1

(a)is duly incorporated, organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its formation, incorporation or organization;

(b)is duly qualified and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

except, in each case referred to in clause (b), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not:

(a)contravene the terms of any of such Person’s Organization Documents;

(b)conflict with or result in any breach or contravention of, or the creation of any Lien under (except for Liens in favor of the Administrative Agent), or require any payment to be made (except with respect to Indebtedness required to be repaid on the Closing Date pursuant to the Loan Documents) under (i) any material Contractual Obligation by which such Person or its property is bound, or (ii) any order, injunction, writ or decree of any Governmental Authority by which such Person or its property is bound; or

(c)violate in any material respect any Law.

5.03Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required in connection with: (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document; (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents; or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority (other than Permitted Liens) nature thereof); other than, in each case, (i) those approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, (ii) filings to perfect or continue the perfection of the Liens created by the Collateral Documents and (iii) those approvals, consents, exemptions, authorizations, actions, notices and filings the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

5.04Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

~~CHAR1\1641691v2~~CHAR1\1779505v1

5.05Financial Statements; No Material Adverse Effect.

(a)Audited Financial Statements. The Audited Financial Statements: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the Fiscal Year covered thereby; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required to be set forth therein in accordance with GAAP.

(b)Quarterly Financial Statements. The unaudited Consolidated balance sheet of the Borrower and its Subsidiaries dated as of September 30, 2018, and the related Consolidated statements of income or operations and cash flows for the Fiscal Quarter ended on that date, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the Fiscal Quarter covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)The financial statements delivered or filed pursuant to Sections 6.01(a) and 6.01(b): (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries, in each case, as of the date thereof and their results of operations, in each case, for the period covered thereby (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments); and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required to be set forth therein in accordance with GAAP.

(d)Material Adverse Effect. Since the date of the balance sheet included in the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after reasonable investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their respective properties that: (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby; or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07No Default.

No Default has occurred and is continuing or would immediately result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

~~CHAR1\1641691v2~~CHAR1\1779505v1

5.08Ownership of Property.

Each Loan Party and each of its Subsidiaries has good title to, or valid leasehold interests in, all property necessary in the ordinary conduct of its business, except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09Environmental Compliance.

(a)The Loan Parties and their respective Subsidiaries have conducted in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Loan Parties have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)None of the properties currently, or to the knowledge of the Loan Parties and their Subsidiaries, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property.  Except as could not reasonably be expected to result in a Material Adverse Effect, there are no, and to the knowledge of the Loan Parties and their Subsidiaries, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries, except, in each case of the foregoing, in compliance with Environmental Laws.

(c)Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action in response to any material actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

5.10Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which may be Affiliates of the Loan Parties; provided, that, such insurance is obtained from such Affiliate on terms that are no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would have obtained from an unrelated Person, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.

~~CHAR1\1641691v2~~CHAR1\1779505v1

5.11Taxes.

Except as set forth on Schedule 5.11, each Loan Party and its Subsidiaries has filed all federal and material state income and other material tax returns and reports required by Law to have been filed by it and has paid all federal and material state income and other material taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Loan Parties have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable. There is no tax sharing agreement applicable to the Borrower or any Subsidiary.

5.12ERISA Compliance.

(a)Except as could not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other federal or state laws.

(b)There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)     Except as could not reasonably be expected to result in a Material Adverse Effect:

(i)No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan;

(ii)As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date;

(iii)No Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid;

(iv)Neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA;

(v)No Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan; and

(vi)Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan.

~~CHAR1\1641691v2~~CHAR1\1779505v1

5.13Margin Regulations; Investment Company Act.

(a)Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e), in each case, will be margin stock.

(b)Investment Company Act. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940.

5.14Disclosure.

No information furnished in writing (other than information of a general economic or industry nature) by any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Borrower (or any other Loan Party) are based on good faith estimates and assumptions believed by the Borrower (or such Loan Party) to be reasonable as of the date of the applicable projections or assumptions, and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results). As of the Closing Date, the information included in the Beneficial Ownership Certification, if provided, is true and correct in all respects.

5.15Compliance with Laws.

Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which: (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16Solvency.

The Loan Parties and their Subsidiaries, on a Consolidated basis, are Solvent.

5.17Sanctions Concerns and Anti-Corruption Laws.

(a)Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity  that is, or is owned or controlled by any individual or entity that is: (i) currently the subject or target of any Sanctions; (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority; or (iii) located, organized or resident in a Designated Jurisdiction.

~~CHAR1\1641691v2~~CHAR1\1779505v1

(b)Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.18Subsidiaries; Equity Interests; Loan Parties.

(a)Subsidiaries, Joint Ventures, Partnerships and Equity Investments. Set forth on Schedule 5.18(a) (other than Foreign Subsidiaries that are Immaterial Subsidiaries) is the following information which is true and complete in all respects as of the Closing Date: (i) a complete and accurate list of all Subsidiaries and Joint Ventures of the Loan Parties as of the Closing Date; (ii) the number of shares of Equity Interests in each Wholly-Owned Domestic Subsidiary outstanding; and (iii) the number or percentage of outstanding shares of Equity Interests of such Subsidiaries and Joint Ventures owned by the Loan Parties (other than Immaterial Subsidiaries). The outstanding Equity Interests in all Wholly-Owned Domestic Subsidiaries are validly issued, fully paid and, to the extent applicable, non-assessable and are owned free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 5.18(a), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) for the purchase or acquisition of the Equity Interests of any Loan Party or any Subsidiary (other than Immaterial Subsidiaries), except as contemplated in connection with the Loan Documents.

(b)Loan Parties. Set forth on Schedule 5.18(b) is a complete and accurate list of all Loan Parties, showing as of the Closing Date: (i) the exact legal name; (ii) any former legal names of such Loan Party in the five (5) years prior to the Closing Date; (iii) the jurisdiction of its incorporation or organization, as applicable; (iv) the address of its chief executive office; (v) its U.S. federal taxpayer identification number; and (vi) the organization identification number (if any).

5.19Collateral Representations.

(a)Collateral Documents. The provisions of the Collateral Documents are effective to create, in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

(b)Intellectual Property. Set forth on Schedule 5.19(b), as of the Closing Date, is a list of all Intellectual Property registered with either the United States Copyright Office or the United States Patent and Trademark Office (including all applications for registration and issuance owned by each of the Loan Parties (including the name/title, current owner, registration or application number, and registration or application date)).

5.20EEA Financial Institutions.

No Loan Party is an EEA Financial Institution.

5.21Intellectual Property; Licenses, Etc.

The Borrower and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights and other intellectual property rights (collectively, the “Intellectual Property”) that are reasonably necessary for the operation of their respective businesses as currently conducted. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material used by the Borrower or any of its Subsidiaries

~~CHAR1\1641691v2~~CHAR1\1779505v1

and material to their respective businesses infringes upon any rights held by any other Person. No written claim has been received by and no litigation is pending or, to the knowledge of the Borrower, is threatened against the Borrower or any of its Subsidiaries, alleging any such infringement which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.22Labor Matters.

Except as set forth on Schedule 5.22, no Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters, in each case, that could reasonably be expected to have a Material Adverse Effect.

5.23Subordinated Debt.

The subordination provisions of any Subordinated Debt are enforceable in all material respects against the holders of the Subordinated Debt by the Administrative Agent and the Lenders. All Secured Obligations constitute senior Indebtedness entitled to the benefits of the subordination provisions contained in any Subordinated Debt Documents. The Borrower acknowledges that the Administrative Agent and each Lender are entering into this Agreement and are extending the Commitments and making the Loans in reliance upon the subordination provisions of the Subordinated Debt and this Section 5.23.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that, on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries to:

6.01Financial Statements.

Deliver to the Administrative Agent (and the Administrative Agent shall deliver to each Lender):

(a)Audited Financial Statements. Upon filing with the SEC in an annual report on Form 10-K, and in any event within ninety (90) days after the close of each Fiscal Year of the Borrower, commencing with the Fiscal Year ending December 31, 2018, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year, and the related Consolidated  statements of operations or income and cash flows and changes in shareholders’ equity for such Fiscal Year, setting forth, in each case in comparative form, the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young, LLP, any of the four largest independent certified public accounting firms in the United States or any regionally recognized independent certified public accounting firm in the United States approved by the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than solely as a result of the maturity of the Obligations arising under the Loan Documents) or any qualification or exception as to the scope of such audit (other than solely with respect to the Fiscal Year ending December 31, 2018, a qualification or exception related to the Closing Date Targets and their Subsidiaries not being required to be compliant with Section 404 of the Sarbanes Oxley Act until January 1, 2019 (and any similar qualification or exception in the future with respect to any Target

~~CHAR1\1641691v2~~CHAR1\1779505v1

or its Subsidiaries not being required to be compliant with Section 404 of the Sarbanes Oxley Act until the year after the consummation of the Permitted Acquisition involving such Target));

(b)Quarterly Financial Statements. Upon filing with the SEC in a quarterly report ~~of~~on Form 10-Q, and in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Borrower, commencing with the Fiscal Quarter ending March 31, 2019, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, and the related Consolidated statements of operations or income and cash flows for such Fiscal Quarter and for the portion of the Borrower’s Fiscal Year then ended, together with a comparison of such financial statements with the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, certified, pursuant to the compliance certificate delivered pursuant to Section 6.02(a), by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes, together with the related management’s discussion and analysis of financial condition and results of operations;

(c)Business Plan and Budget. Not later than February 28th of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2019 an annual business plan and budget of the Borrower and its Subsidiaries on a Consolidated basis, including forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent and the Required Lenders, of Consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the then current Fiscal Year; and

(d)Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

As to any information contained in materials furnished pursuant to the penultimate paragraph of Section 6.02, the Borrower shall not be separately required to furnish such information under clauses (a) or (b) above, provided, that, it is understood and agreed that materials furnished pursuant to the foregoing, shall be furnished within the time periods specified in clauses (a) and (b) above.

6.02Certificates; Other Information.

Deliver to the Administrative Agent (and the Administrative Agent shall deliver to each Lender):

(a)Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the Fiscal Quarter ending March 31, 2019), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Borrower. Delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.

(b)Updated Schedules. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(a), the following updated Schedules to this Agreement (which may be attached to the Compliance Certificate) to the extent required to make the representation related to such Schedule true and correct as of the date of such Compliance Certificate: Schedule 5.19(b).

~~CHAR1\1641691v2~~CHAR1\1779505v1

(c)Audit Reports; Management Letters; Recommendations. Promptly after any reasonable written request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) (other than any routine communications between the independent auditors and the audit committee) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them.

(d)Annual Reports; Etc. Promptly after the same are available (unless, in each case, such report, statement, or other communication is publicly available on the SEC’s internet website), copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(e)Subordinated Debt Notices. Promptly following receipt, copies of (i) any notice of event of default (after giving effect to grace and cure periods) or acceleration received from any holder or trustee of, under or with respect to any Subordinated Debt, and (ii) any material amendment, waiver, consent or other modification of any material documentation governing any Subordinated Debt.

(f)SEC Notices. Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of any material written notice or other material written correspondence received from the SEC (or comparable governmental agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.

(g)Environmental Notice. Promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

(h)Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request in writing.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a) or at www.sec.gov, or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its written request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent, and (ii) the Borrower shall notify the Administrative Agent (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.

~~CHAR1\1641691v2~~CHAR1\1779505v1

The Borrower hereby acknowledges that (A) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, BofA Securities, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Administrative Agent and any Affiliate thereof and BofA Securities shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.  Each Loan Party acknowledges and agrees that the DQ List may be posted promptly to all Lenders by the Administrative Agent (including any updates thereto).

6.03Notices.

Promptly, but in any event within five (5) Business Days, upon a Responsible Officer of a Loan Party obtaining knowledge thereof, notify the Administrative Agent (and the Administrative Agent shall notify each Lender):

(a)of the occurrence of any Default and whether such Default is continuing;

(b)of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect; and

(c)of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary, including any determination by the Borrower referred to in Section 2.10(b).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with reasonable particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04Payment of Obligations.

Other than with respect to any Immaterial Subsidiary, pay and discharge as the same shall become due and payable, all of its obligations and liabilities, including, all federal and state income and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets,

~~CHAR1\1641691v2~~CHAR1\1779505v1

unless the same are being contested in good faith by appropriate proceedings diligently conducted, adequate reserves with respect thereto in accordance with GAAP are being maintained by the Borrower or such Subsidiary and, in the case of a claim which could become a Lien (other than Permitted Liens) on any Collateral, such contest proceedings shall stay the foreclosure of such Lien (other than Permitted Liens) or the sale of any portion of the collateral to satisfy such claim.

6.05Preservation of Existence, Etc.

(a)Other than with respect to any Immaterial Subsidiary, preserve and maintain (i) its legal existence under the Laws of the jurisdiction of its organization, formation or incorporation, except in a transaction permitted by this Agreement (including Section 7.04 or 7.05 (other than by reference to this Section 6.05 (or any sub-clause hereof)) and (ii) its good standing under the Laws of the jurisdiction of its organization, formation or incorporation, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b)take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, that, the Loan Parties shall not be required to preserve any such right, license or franchise, if the Borrower or applicable Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Administrative Agent or the Lenders; and

(c)preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06Maintenance of Properties.

(a)Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty excepted; and

(b)Make, or cause to be made, all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07Maintenance of Insurance.

(a)Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons, including, without limitation: terrorism insurance (which insurance, for the avoidance of doubt, may consist of coverage under another insurance policy and does not need to be a standalone insurance policy).

(b)Evidence of Insurance. Cause the Administrative Agent to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral for which such provision is available, and cause, unless otherwise agreed to by the Administrative Agent, each provider of any such insurance to agree, by endorsement upon such policy or policies issued by it or by independent

~~CHAR1\1641691v2~~CHAR1\1779505v1

instruments furnished to the Administrative Agent that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums).

6.08Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which: (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09Books and Records.

Maintain books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP.

6.10Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, that, excluding any such inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not perform more than one such inspection or audit per calendar year absent the existence of an Event of Default. All such inspections by the Administrative Agent shall be at the Administrative Agent’s expense; provided, that, so long as an Event of Default exists, all such inspections by the Administrative Agent shall be at the Borrower’s expense and all such inspections by a Lender shall be at such Lender’s expense, and the Administrative Agent or any Lender shall be able to perform inspections as often as it desires and at any time without notice during the continuation of any such Event of Default. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with such independent auditors.

6.11Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to finance the Closing Date Acquisition and to refinance existing Indebtedness, and the fees, costs and expenses related thereto or the other Transactions, and (b) to finance working capital, capital expenditures, Permitted Acquisitions, Restricted Payments and other general corporate purposes not in contravention of any Law or of any Loan Document.

6.12ERISA Compliance.

Except as could not reasonably be expected to result in a Material Adverse Effect, do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Code.

~~CHAR1\1641691v2~~CHAR1\1779505v1

6.13Covenant to Guarantee Obligations.

Cause each direct Wholly-Owned Domestic Subsidiaries of the Loan Parties (other than (a) any Foreign Holdco, (b) any Immaterial Wholly-Owned Domestic Subsidiary, (c) Central Parking Finance Trust and (d) APCOA Bradley until such entity becomes a Guarantor) whether newly formed, after acquired or otherwise existing (including any Wholly-Owned Domestic Subsidiary that ceases to be an Immaterial Wholly-Owned Domestic Subsidiary) to promptly (and, in any event, within forty-five (45) days after such Subsidiary is formed, acquired or otherwise existing (including any Wholly-Owned Domestic Subsidiary that ceases to be an Immaterial Wholly-Owned Domestic Subsidiary) (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement.  In connection with the foregoing, the Loan Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to clauses (b) through (d) of Section 4.01 and Section 6.14, and such other documents or agreements as the Administrative Agent may reasonably request in writing.

6.14Covenant to Give Security.

Except with respect to Excluded Property:

(a)Equity Interests. Cause (i) 100% of the issued and outstanding Equity Interests of each Wholly-Owned Domestic Subsidiary (other than a Foreign Holdco, an Immaterial Wholly-Owned Domestic Subsidiary, Central Parking Finance Trust or APCOA Bradley) and (ii) 65% of the issued and outstanding Equity Interests in each Foreign Subsidiary that is a Wholly-Owned Subsidiary (other than any Immaterial Subsidiary) or Foreign Holdco that is a Wholly-Owned Subsidiary (other than any Immaterial Subsidiary), in each case, directly owned by any Loan Party to be subject at all times to a first priority (subject to Permitted Liens), perfected Lien in favor of the Administrative Agent to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents, and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request in writing, including any filings and deliveries necessary to perfect such Liens and favorable opinions of counsel, all in form and substance reasonably satisfactory to the Administrative Agent.

(b)Other Property. Cause all property (other than Excluded Property) of each Loan Party to be subject at all times to first priority (subject to Permitted Liens), perfected Liens in favor of the Administrative Agent to secure the Secured Obligations pursuant to the Collateral Documents and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request in writing, including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.15Further Assurances.

Promptly following the reasonable written request by the Administrative Agent, or the Required Lenders through the Administrative Agent:

(a)correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof; and

(b)do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments and documents as the

~~CHAR1\1641691v2~~CHAR1\1779505v1

Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to:

(i)carry out more effectively the purposes of the Loan Documents;

(ii)to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents;

(iii)perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder; and

(iv)assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.16Compliance with Environmental Laws.

Comply, and require all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, that, neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.17Anti-Corruption Laws.

Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VII

NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that, on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a)Liens pursuant to any Loan Document;

~~CHAR1\1641691v2~~CHAR1\1779505v1

(b)Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof; provided, that: (i) the property covered thereby is not materially changed; (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b); and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);

(c)Liens for Taxes which are not overdue for more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, operators’, drillers’ or other like Liens and Liens to secure claims for labor, material or supplies, in each case arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted; provided, that, adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance, pensions and other social security legislation, other than any Lien imposed by ERISA;

(f)pledges or deposits to secure the performance of bids, tenders, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity bond, performance bonds and other obligations of a like nature incurred in the ordinary course of business, or in connection with contests, to the extent that payment thereof is not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted; provided, that, adequate reserves with respect thereto are maintained on the books of the applicable Person;

(g)reservations of, easements, rights-of-way, sewers, electric lines, telecommunications lines, restrictions on the use of real property, minor defects and irregularities in the title thereto and other similar encumbrances affecting real property, and zoning restrictions which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the applicable Person;

(h)Liens arising solely from precautionary UCC financing statement filings with respect to Operating Leases entered into by the Borrower or any Subsidiary in the ordinary course of business with respect to any lease not prohibited by this Agreement;

(i)Liens securing Indebtedness permitted under Sections 7.02(b) (other than letters of credit scheduled pursuant to (and already covered by) Section 7.02(r)) and 7.02(k) or created to secure payment of a portion of the purchase price of, or existing at the time of acquisition of, any tangible fixed asset (including Liens granted in connection with purchase money Indebtedness, Capital Leases or Ordinary Course Capital Leases); provided, that, (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents and any other items on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries, in each case in the ordinary course of business in favor of the bank or other depository institution with which such accounts are maintained, securing solely the customary amounts owing to such bank with respect to cash management and operating account arrangements arising as a matter of Law or created pursuant to any customary agreement with respect to opening such accounts or any account control agreement in favor of the Administrative Agent;

~~CHAR1\1641691v2~~CHAR1\1779505v1

(k)Liens arising out of judgments or awards not resulting in an Event of Default; provided, that, the applicable Loan Party or Subsidiary shall in good faith be prosecuting an appeal or proceedings for review;

(l)any interest or title of a lessor, licensor, sublicensor or sub-lessor under any lease, license, sublicense or sublease entered into by any Loan Party or any Subsidiary in the ordinary course of business and covering only the assets so leased, licensed, sublicensed or subleased;

(m)Liens of a collection bank arising under Section 4–210 of the UCC or similar provisions of applicable Law on items in the course of collection;

(n)any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(o)Liens on the daily revenues in favor of Persons other than the Borrower or its Affiliates who are parties to the Facility Leases and Facility Management Agreements for the amounts due to them pursuant thereto;

(p)purported Liens in the ordinary course of business on fixtures to the extent applicable Law permits a mortgagee to claim an interest therein; provided, that, such purported Liens do not secure any Indebtedness of the Borrower or any of its Affiliates;

(q)Liens on unearned insurance premiums to secure Indebtedness referred to in Section 7.02(j);

(r)Liens arising by applicable Law in respect of employees’ wages, salaries, or commissions owed;

(s)prepayments and security deposits in the ordinary course of business securing leases, subleases, licenses, sublicenses, use and occupancy agreements, utility services and similar transactions, in each case, permitted hereunder and not required as a result of any breach of any agreement or default in the payment of any obligation;

(t)Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any Investments permitted under Section 7.03 (other than by reference to this Section 7.01 (or any sub-clause hereof));

(u)other Liens not described above securing obligations not to exceed at any time outstanding an aggregate amount equal to (i) from the Fourth Amendment Effective Date through the Trigger Date, $25,000,000 and (ii) after the Trigger Date, the greater of (~~i~~A) $50,000,000 and (~~ii~~B) five percent (5.0%) of Consolidated Total Assets; and

(v)Liens on cash and Cash Equivalents in favor of Iberiabank or its Affiliates securing the Indebtedness permitted under Section 7.02(r).

7.02Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)Indebtedness under the Loan Documents;

~~CHAR1\1641691v2~~CHAR1\1779505v1

(b)Indebtedness outstanding on the date hereof and listed on Schedule 7.02 (other than letters of credit scheduled pursuant to (and already covered by) Section 7.02(r)) and any refinancings, refundings, renewals or extensions thereof; provided, that, the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;

(c)Indebtedness of the Borrower or a Subsidiary owed to the Borrower or a Subsidiary, which Indebtedness shall: (i) to the extent reasonably required and requested in writing by the Administrative Agent, be evidenced by promissory notes, which shall be pledged to the Administrative Agent as Collateral for the Secured Obligations in accordance with the terms of the Security Agreement; and (ii) be otherwise permitted under the provisions of Section 7.03 (other than by reference to this Section 7.02 (or any sub-clause hereof)) (“Intercompany Debt”);

(d)Guarantees by the Borrower or any Subsidiary of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary; provided, that, Guarantees by a Loan Party of Indebtedness of a non-Loan Party must be permitted by a sub-clause of Section 7.03 other than Section 7.03(c);

(e)obligations (contingent or otherwise) existing or arising under any Swap Contract entered into in the ordinary course of business for bona fide hedging purposes and not for speculation and Permitted Hedge Transactions;

(f)Subordinated Debt; provided, that, (i) immediately before and after (on a Pro Forma Basis acceptable to the Administrative Agent and supported by such certificates reasonably required by the Administrative Agent) the incurrence of any such Subordinated Debt (and assuming for such purposes that such Subordinated Debt is fully drawn), no Default or Event of Default shall exist and the Borrower shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.11 as of the date of incurrence of such Subordinated Debt, ~~and~~ (ii) all material agreements, documents and instruments relating to such Subordinated Debt shall have been delivered to and approved by the Administrative Agent prior to the incurrence of such Subordinated Debt and (iii) from the Fourth Amendment Effective Date through the Trigger Date, the aggregate principal amount of all such Subordinated Debt shall not exceed $50,000,000;

(g)contingent liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with Permitted Acquisitions and purchasers in connection with Dispositions permitted under Section 7.05 (other than by reference to this Section 7.02 (or any sub-clause hereof));

(h)Earnouts with respect to Permitted Acquisitions or other permitted Investments;

(i)trade accounts payable and accrued expenses arising in the ordinary course which are current or past due only in an amount which is not material in the aggregate for the Borrower and its Subsidiaries on a consolidated basis, or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the books of the Borrower;

(j)Indebtedness incurred to finance insurance premiums in the ordinary course of business consistent with past practices of the Borrower;

(k)Indebtedness represented by purchase money Indebtedness, Facility Leases, Ordinary Course Equipment Leases, Capital Leases, Ordinary Course Capital Leases and Facility Management Agreements;

~~CHAR1\1641691v2~~CHAR1\1779505v1

(l)(i) Indebtedness for bank overdrafts or returned items incurred in the ordinary course of business that are promptly repaid and (ii) Indebtedness under Secured Cash Management Agreements;

(m)unsecured Indebtedness owing to banks or other financial institutions under credit cards issued to officers and employees for, and constituting, business-related expenses in the ordinary course of business; provided, that, such Indebtedness is extinguished within ninety (90) days after the incurrence thereof;

(n)Indebtedness representing deferred compensation to employees of any Loan Party incurred in the ordinary course of business;

(o)obligations arising under indemnity agreements to title insurers to cause such title insurers to issue the Administrative Agent title insurance policies required hereunder;

(p)Indebtedness in respect of appeal, bid, performance or surety or similar bonds, workers’ compensation claims and self-insurance obligations issued for the account of the Borrower or any Subsidiary in the ordinary course of business;

(q)Indebtedness not contemplated by the other sub-clauses of this Section 7.02; provided, that, immediately before and after (on a Pro Forma Basis acceptable to the Administrative Agent and supported by such certificates required by the Administrative Agent) the incurrence of any such Indebtedness (and assuming for such purposes that such Indebtedness is fully drawn), no Default or Event of Default shall exist and, after giving effect thereto, (i) the Consolidated Interest Coverage Ratio determined on a Pro Forma Basis for the most recent Measurement Period would at least equal the Consolidated Interest Coverage Ratio required under Section 7.11(a) and (ii) the Consolidated Leverage Ratio determined on a Pro Forma Basis for the most recent Measurement Period would not exceed the lesser of (x) 3.2~~4~~5:1.0 and (y) the maximum Consolidated Leverage Ratio permitted under Section 7.11(b) for such Measurement Period; ~~and~~

(r)letters of credit issued by Iberiabank or any of its Affiliates for the benefit of the Closing Date Targets set forth on Schedule 7.02 and any extensions, restatements or replacements thereof~~.~~; and

(s)other unsecured Indebtedness and Permitted Convertible Indebtedness; provided, that (i) the aggregate amount of such Indebtedness shall not exceed $300 million, (ii) the Net Cash Proceeds of such Indebtedness are used to prepay the Obligations in accordance with Section 2.05(b)(viii), (iii) no Default or Event of Default shall exist immediately before or immediately after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, (iv) the Borrower shall have delivered a certificate from a Responsible Officer in form and detail reasonably satisfactory to the Administrative Agent confirming the foregoing and demonstrating compliance with the financial covenants set forth in Section 7.11 (to the extent such financial covenants are tested at such time) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, (v) such Indebtedness is not at any time guaranteed by any Subsidiary that is not a Guarantor of the Obligations and (vi) no such Indebtedness shall (A) have a scheduled maturity or require any regularly scheduled amortization payment to be made prior to the date that is 181 days after the Maturity Date or (B) be subject to any mandatory redemption, mandatory repurchase or other mandatory prepayments of principal (including early conversion triggers) other than those that the Borrower and the Administrative Agent agree, in good faith, are customary for such Indebtedness.

~~CHAR1\1641691v2~~CHAR1\1779505v1

7.03Investments.

Make or hold any Investments, except:

(a)Investments held by the Borrower and its Subsidiaries in the form of cash or Cash Equivalents;

(b)(i) Investments by the Borrower and its Subsidiaries in Subsidiaries outstanding on the Closing Date; (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties (including during the period set forth in Section 6.13 during which such Subsidiaries are not yet Loan Parties); (iii) additional Investments by Subsidiaries that are not Loan Parties in other Subsidiaries that are not Loan Parties; and (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in Joint Ventures and Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof, together with any Investments permitted under Section 7.03(m), not to exceed at any time outstanding an aggregate amount equal to the greater of (A) $100,000,000 and (B) ten percent (10.0%) of Consolidated Total Assets, provided, that, no Investments pursuant to this Section 7.03(b)(iv) shall be permitted after the Third Amendment Effective Date ~~until the date on which the Borrower has delivered a Compliance Certificate for the Fiscal Quarter ending June 30, 2021~~through the Trigger Date;

(c)Guarantees permitted by Section 7.02;

(d)Investments existing on the Closing Date and set forth on Schedule 7.03 (including any reinvestments thereof);

(e)Permitted Acquisitions~~, provided, that, no Permitted Acquisitions shall be permitted after the Third Amendment Effective Date until the date on which the Borrower has delivered a Compliance Certificate for the Fiscal Quarter ending June 30, 2021~~;

(f)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of account debtors, suppliers and customers and in settlement of delinquent obligations of, and other disputes with, account debtors, customers and suppliers arising in the ordinary course of business;

(g)extensions of trade credit made in the ordinary course of business on customary credit terms and commissions, relocation, travel and similar advances made to officers and employees and to consultants for consulting services and reimbursable expenses, all in the ordinary course of business; provided, that, advances to officers, employees and to consultants for purposes other than commission, relocation and travel shall not exceed $2,500,000 in aggregate at any time outstanding;

(h)advances made by the Borrower or its Subsidiaries or Joint Ventures to clients in connection with Facility Leases and Facility Management Agreements of the Borrower in the ordinary course of business consistent with past practices;

(i)to the extent any Capital Expenditure would constitute an Investment, such Capital Expenditure;

(j)Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 7.05 (other than by reference to this Section 7.03 (or any sub-clause hereof));

~~CHAR1\1641691v2~~CHAR1\1779505v1

(k)to the extent constituting Investments, pledges and deposits of the type described in Section 7.01(e) and (f), in each case, to the extent permitted by Section 7.01(e) and (f);

(l)Investments in Swap Contracts to the extent permitted by Section 7.02(e);

(m)so long as no Default has occurred and is continuing or would result from any such Investment, other Investments in an aggregate amount, which, together with any Investments permitted under Section 7.03(b)(iv), do not exceed at any time outstanding the greater of (i) $100,000,000 and (ii) ten percent (10.0%) of Consolidated Total Assets, provided, that, no Investments pursuant to this Section 7.03(m) shall be permitted after the Third Amendment Effective Date ~~until the date on which the Borrower has delivered a Compliance Certificate for the Fiscal Quarter ending June 30, 2021~~through the Trigger Date;

(n)Investments existing as of the Closing Date in Subsidiaries, Joint Ventures and other Persons set forth on Schedule 5.18(a); and

(o)Liens permitted by Section 7.01 (other than by reference to this Section 7.03 (or any sub-clause hereof)).

provided, that, any Investment which when made complies with the requirement of the definition of the term “Cash Equivalent” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements.

7.04Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, provided, that, so long as no Default would immediately result therefrom:

(a)any Subsidiary may merge with: (i) the Borrower, provided, that, the Borrower shall be the continuing or surviving Person; or (ii) any one or more other Subsidiaries, provided, that, when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b)any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or to another Loan Party;

(c)any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation or dissolution) to: (i) another Subsidiary that is not a Loan Party; or (ii) to a Loan Party;

(d)each of the Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, in each case, in a transaction permitted by Section 7.03 or Section 7.05 (other than by reference to this Section 7.04 (or any sub-clause hereof)); provided, that, in each case, immediately after giving effect thereto: (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person, and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person;

(e)upon notice to the Administrative Agent, any Subsidiary may merge with or into a newly-created Subsidiary which is incorporated, formed or otherwise organized pursuant to the laws of the State

~~CHAR1\1641691v2~~CHAR1\1779505v1

of Delaware, solely for the purpose of reorganizing the previously existing Subsidiary under the laws of the State of Delaware; provided, that, in each case, if any party to such merger is a Guarantor, the surviving Subsidiary shall become a Guarantor if otherwise required by Section 6.13; and

(f)any Loan Party (other than the Borrower) or any Subsidiary may split or otherwise divide into two or more Persons; provided, that, in each case, if any such division is of a Guarantor, the Persons resulting from such division shall become Guarantors if otherwise required by Section 6.13.

7.05Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a)Permitted Transfers;

(b)to the extent constituting a Disposition, any (i) Lien permitted by Section 7.01, (ii) Investment permitted by Section 7.03 or (iii) action permitted by Section 7.04 (in each case, other than by reference to this Section 7.05 (or any sub-clause hereof)); ~~and~~

(c)Permitted Warrant Transactions; and

(d)~~(c)~~ other Dispositions so long as (i) at least 75% of the consideration paid in connection therewith shall be cash or Cash Equivalents (provided, that, for purposes hereof, cash consideration shall include (A) cash and Cash Equivalents paid contemporaneously with the consummation of the Disposition, (B) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to a Loan Party or any of its Subsidiaries) of any Loan Party or any of its Subsidiaries (as shown on such Person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets and for which the Loan Parties and their Subsidiaries shall have been validly released by all relevant creditors in writing, (C) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, and (D) any securities received by such Loan Party or its Subsidiaries from such transferee that are converted by such Person into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable Disposition paid contemporaneously with consummation of the Disposition and shall be in an amount not less than the fair market value of the property disposed of; (ii) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 7.13; (iii) such transaction does not involve the sale or other disposition of minority Equity Interests in any Subsidiary; (iv) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section; and (v) the aggregate net book value of all of the assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in all such transactions occurring after the Closing Date (other than (1) Sale and Leaseback Transactions permitted by Section 7.13 and (2) the Disposition of Non-Core Assets) shall not exceed the greater of (x) $100,000,000 and (y) 10.0% of Consolidated Total Assets.

7.06Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation to do so, provided, that:

(a)each Subsidiary may declare and make Restricted Payments to Persons that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

~~CHAR1\1641691v2~~CHAR1\1779505v1

(b)each Loan Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Capital Stock of such Person;

(c)the Borrower may declare and make any other Restricted Payment, so long as: (i) no Default shall exist or would exist after giving effect thereto; (ii) the Borrower shall provide a compliance certificate evidencing (which certificate, for the avoidance of doubt, may, at the sole option of the Borrower, be provided on the LCT Test Date in accordance with Section 1.09) that, after giving effect to such Restricted Payment on a Pro Forma Basis, the Loan Parties are in Pro Forma Compliance with the financial covenants set forth in Section 7.11; and (iii) after giving effect to such Restricted Payment and any Credit Extensions made in connection therewith, Availability shall be at least $20,000,000; provided, that, no Restricted Payments may be made pursuant to this Section 7.06(c) after the Third Amendment Effective Date ~~until the date on which the Borrower has delivered a Compliance Certificate for the Fiscal Quarter ending June 30, 2021; and~~through the Trigger Date;

(d)each Loan Party and each Subsidiary may declare and make Restricted Payments to the Borrower or any Guarantor~~.~~;

(e)the Borrower may deliver or cause to be delivered shares of the Borrower’s common stock to satisfy obligations in respect of Permitted Convertible Indebtedness; and

(f) the Borrower may make any payment of premium to a counterparty under any Permitted Bond Hedging Transaction.

7.07Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related, complementary, ancillary or incidental thereto and reasonable extensions thereof.

7.08Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than: (a) advances of working capital to any Loan Party; (b) transfers of cash and assets to any Loan Party; (c) (i) intercompany transactions expressly permitted by Section 7.02, Section 7.03, Section 7.04, Section 7.05 or Section 7.06 (in each case, other than by reference to this Section 7.08 (or any sub-clause hereof)) and (ii) other transactions solely (A) between or among the Borrower and/or one or more Wholly-Owned Subsidiaries, (B) between or among Subsidiaries that are not Loan Parties and are not Wholly-Owned Domestic Subsidiaries and (C) between or among Foreign Subsidiaries; (d) (i) salaries, bonuses or other compensation and (ii) reimbursement of expenses of officers and directors in the ordinary course of business; and (e) other transactions (including, without limitation, Facility Management Agreements and Facility Leases) entered into on terms and conditions at least as substantially favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an Affiliate.

7.09Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Loan Documents) that encumbers or restricts the ability of any such Person to (a) to act as a Loan Party; (b) make Restricted Payments to any Loan Party, (c) pay any Indebtedness or other obligation owed to any Loan Party, (d) make loans or advances to any Loan Party, or (e) pledge its property or assets pursuant to the Loan Documents; except (in respect of any of the matters referred to in clauses (a) through (e) above)

~~CHAR1\1641691v2~~CHAR1\1779505v1

for (i) this Agreement and the other Loan Documents, (ii) in the case of clause (e) only, (A) restrictions or conditions imposed by any agreement relating to purchase money Indebtedness, Capital Leases and other secured Indebtedness permitted by this Agreement and (B) any Permitted Lien or any document or instrument governing any Permitted Lien; provided, that, with respect to each of clauses (A) and (B), (x) such restrictions or conditions apply only to the property or assets either (I) financed by (or securing) such Indebtedness or (II) subject to such Permitted Lien and (y) such restrictions or conditions do not restrict the Liens of the Administrative Agent securing the Secured Obligations (for purposes of clarification this clause (y) shall not restrict the Borrower and its Subsidiaries from incurring purchase money Indebtedness or Capital Leases so long as the documents governing such Indebtedness or Capital Lease only restrict the assets or property subject to such Indebtedness or Capital Lease), (iii) customary restrictions and conditions contained in agreements relating to the sale of a joint venture or Subsidiary or any assets of the Borrower, any Subsidiary or any joint venture pending such sale, provided, that, such restrictions and conditions apply only to the assets, joint venture or Subsidiary to be sold, (iv) customary provisions in leases, subleases, licenses, sublicenses, Joint Venture agreements (created in the ordinary course of business) and other contracts restricting the assignment thereof, (v) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business, (vi) any agreement in effect (1) on the Closing Date or (2) at the time that any joint venture or Subsidiary (or any asset) is acquired by the Borrower or any Subsidiary, in each case, so long as it was not entered into in contemplation thereof, (vii) restrictions on cash or other deposits imposed by suppliers, landlords, customers, insurance and surety or bonding companies under contracts entered into in the ordinary course of business, (viii) in respect of matters referenced in clauses (b) through (d) above and, to the extent such restrictions apply only to Subsidiaries other than Wholly-Owned Domestic Subsidiaries, clause (e) above, restrictions arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if such restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as whole (as reasonably determined in good faith by the Borrower) and (ix) restrictions imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract instrument or obligations referred to in the foregoing clauses (i) through (viii); provided, that, no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive (taken as a whole) with respect to such restrictions, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing (taken as a whole).

7.10Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11Financial Covenants.

(a)Consolidated Interest Coverage Ratio. Commencing with the Fiscal Quarter ending ~~March~~December 31, ~~2019~~2020, permit the Consolidated Interest Coverage Ratio as of the end of any Measurement Period ending as of the last day of any Fiscal Quarter of the Borrower to be less than the ratio set forth below opposite such period:

Measurement Period Ending	Consolidated Interest Coverage Ratio
~~March 31, 2019, June 30, 2019, September 30, 2019,~~ December 31, ~~2019, and March 31,~~ 2020	~~3.5~~2.50:1.0
March 31, 2021	1.60:1.0

~~CHAR1\1641691v2~~CHAR1\1779505v1

June 30, ~~2020 and September 30, 2020~~2021	2.75:1.0
September 30, 2021	2.60:1.0
December 31, ~~2020 and March 31,~~ 2021	3.00:1.0
March 31, 2022	3.25:1.0
June 30, ~~2021~~2022 and each Fiscal Quarter thereafter	3.50:1.0

(b)Consolidated Leverage Ratio. Commencing with the Fiscal Quarter ending ~~March~~December 31, ~~2019~~2020, permit the Consolidated Leverage Ratio as of the end of any Measurement Period ending as of the last day of any Fiscal Quarter of the Borrower to be greater than the ratio set forth below opposite such period:

Measurement Period Ending	Maximum Consolidated Leverage Ratio
~~March~~December 31, ~~2019, June 30, 2019 and September 30, 2019~~2020	~~4.2~~4.75:1.0
~~December 31, 2019 and March 31, 2020~~	~~4.00:1.0~~
March 31, 2021 and June 30, ~~2020~~2021	Not Tested
September 30, ~~2020~~2021	~~5.50~~5.25:1.0
December 31, ~~2020 and March 31,~~ 2021	4.75:1.0
~~June 30~~March 31, ~~2021~~2022	~~4.0~~4.50:1.0
June 30, 2022, September 30, ~~2021,~~2022 and December~~,~~ 31, ~~2021 and March 31,~~ 2022	~~3.75~~4.00:1.0
~~June 30, 2022~~March 31, 2023 and each Fiscal Quarter thereafter	~~3.50~~3.75:1.0
(c)	Minimum Liquidity. Permit Liquidity at March 31, 2021 and June 30, ~~2020~~2021 to be less than $~~50,000,000~~40,000,000.
7.12	Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.

(a)Amend any of its Organization Documents in any way which would reasonably be expected to materially adversely affect the interests of the Lenders;

(b)change its Fiscal Year (other than a Subsidiary changing its Fiscal Year to coincide with the Borrower);

(c)without providing five (5) days prior written notice to the Administrative Agent (or such shorter period of time as agreed to by the Administrative Agent), change its legal name,  state of formation or form of organization; or

(d)make any change in accounting policies or reporting practices, except as required or permissible by GAAP and other than a Subsidiary changing its accounting policies or reporting practices to coincide with the Borrower.

7.13Sale and Leaseback Transactions.

Enter into any Sale and Leaseback Transaction; other than, so long as, no Default shall exist or would exist after giving effect thereto, Sale and Leaseback Transactions in an aggregate amount not to

~~CHAR1\1641691v2~~CHAR1\1779505v1

exceed during the term of this Agreement the greater of (i) $50,000,000 and (ii) five percent (5.0%) of Consolidated Total Assets.

7.14Prepayments and Amendments of Subordinated Debt and other Indebtedness.

(a) Prepay, pay, repay, redeem, purchase, defease or otherwise satisfy Subordinated Debt or obligate itself to do so prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff) (any of the foregoing, a “Prepayment of Subordinated Debt”); provided, that, the Borrower may make Prepayments of Subordinated Debt so long as: (i) no Default shall exist and be continuing or would immediately result therefrom; (ii) the Borrower shall provide a compliance certificate evidencing (which certificate, for the avoidance of doubt, may, at the sole option of the Borrower, be provided on the LCT Test Date in accordance with Section 1.09) that, after giving effect to the Prepayment of Subordinated Debt on a Pro Forma Basis, the Loan Parties are in Pro Forma Compliance with the financial covenants set forth in Section 7.11; and (iii) after giving effect to such Prepayment of Subordinated Debt and any Borrowings made in connection therewith, Availability shall be at least $20,000,000; provided, that, no such payments may be made pursuant to this Section 7.14(a) after the Third Amendment Effective Date ~~until the date on which the Borrower has delivered a Compliance Certificate for the Fiscal Quarter ending June 30, 2021~~through the Trigger Date.

(b)Amend or otherwise modify, or waive any rights under, any Subordinated Debt Document if, in any case, such amendment, modification or waiver could reasonably be expected to be material and adverse to the interests of the Lenders, unless permitted under the applicable subordination provisions related to such Subordinated Debt.

(c)Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including by way of depositing money or securities with the trustee with respect thereto before due for the purpose of payment when due), refund, refinance or exchange of any Permitted Convertible Indebtedness or any Permitted Hedge Transaction unless, (i) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis and (ii) the Borrower has delivered a certificate from a Responsible Officer in form and detail reasonably satisfactory to the Administrative Agent confirming the foregoing and demonstrating compliance with the financial covenants set forth in Section 7.11 (to the extent such covenants are tested at such time) after giving effect thereto on a Pro Forma Basis.

7.15Sanctions.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swingline Lender, or otherwise) of Sanctions.

7.16Anti-Corruption Laws.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

7.17Modification or Termination of Closing Date Acquisition Documents.

~~CHAR1\1641691v2~~CHAR1\1779505v1

Amend, modify, waive or extend, or permit the amendment, modification, waiver or extension of any term or provision of any Closing Date Acquisition Documents in a manner materially adverse to the Lenders.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01Events of Default.

Any of the following shall constitute an Event of Default:

(a)Non-Payment. The Borrower or any other Loan Party fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder, any L/C Obligation or deposit of funds as Cash Collateral in respect of L/C Obligations or any other amount payable hereunder or under any other Loan Document;

(b)Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02(a), 6.03(a), 6.05(a)(i), 6.10 (solely with respect to failing to allow the Administrative Agent to conduct the requested inspection at the permitted times), 6.11 or Article VII;

(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in clauses (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) the date on which a Responsible Officer of the Borrower obtains actual knowledge of such failure and (ii) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders;

(d)Representations and Warranties. Any representation or warranty made by the Borrower or any other Loan Party herein or in any other Loan Document shall be incorrect or misleading in any material respect when made or deemed made, or any document delivered in connection herewith or in connection with any other Loan Document is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified;

(e)Cross-Default.

(i)Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due

~~CHAR1\1641691v2~~CHAR1\1779505v1

or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), prior to its stated maturity, or such Guarantee to become payable; or

(ii)there occurs under any Swap Contract or Permitted Hedge Transaction an Early Termination Date (as defined in such Swap Contract or Permitted Hedge Transaction) resulting from (A) any event of default under such Swap Contract or Permitted Hedge Transaction as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract or Permitted Hedge Transaction), or (B) any Termination Event (as so defined) under such Swap Contract or Permitted Hedge Transaction as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount;

(f)Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary (other than any Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues un-dismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding;

(g)Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary (other than any Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy;

(h)Judgments. There is entered against any Loan Party or any Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of forty-five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(i)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount;

(j)Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the occurrence of the Facility Termination Date, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any

~~CHAR1\1641691v2~~CHAR1\1779505v1

provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or it is or becomes unlawful for a Loan Party to perform any of  its material obligations under the Loan Documents;

(k)Collateral Documents. Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby (other than, in each case, as a result of the action or inaction of the Administrative Agent or the Lenders), or any Loan Party shall assert the invalidity of such Liens;

(l)Change of Control. There occurs any Change of Control; or

(m)Invalidity of Subordination Provisions. Any subordination provision in any document or instrument governing Subordinated Debt, shall cease to be in full force and effect (other than pursuant to the terms thereof or solely as a result of action taken by the Administrative Agent or the Required Lenders), or any Loan Party shall contest in any manner the validity, binding nature or enforceability of any such provision.

8.02Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law or equity;

provided, that, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

~~CHAR1\1641691v2~~CHAR1\1779505v1

8.03Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this Second clause payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Secured Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this Third clause payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, L/C Borrowings and Secured Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements and to the to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14, in each case ratably among the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this Fourth clause held by them; and

Last, the balance, if any, after all of the Secured Obligations have been paid in full (other than contingent indemnification obligations and expense reimbursement obligations for which no claim has been asserted), to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to the Fourth clause above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section 8.03.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting

~~CHAR1\1641691v2~~CHAR1\1779505v1

documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01Appointment and Authority.

(a)Appointment. Each of the Lenders and the L/C Issuer hereby irrevocably appoints, designates and authorizes Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank, and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

~~CHAR1\1641691v2~~CHAR1\1779505v1

9.03Exculpatory Provisions.

(a)The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby: (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02); or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

(c)Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default; (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents; (v) the value or the sufficiency of any Collateral; or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the

~~CHAR1\1641691v2~~CHAR1\1779505v1

foregoing, the Administrative Agent shall not: (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution; or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

9.04Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.

9.05Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06Resignation of Administrative Agent.

(a)Notice. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (unless an Event of Default under Section 8.01(a) or (f) has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, and which shall not be a Defaulting Lender or a Disqualified Institution. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required

~~CHAR1\1641691v2~~CHAR1\1779505v1

Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that, in no event shall any successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)Defaulting Lender. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (unless an Event of Default under Section 8.01(a) or (f) has occurred or is continuing), appoint a successor, which shall not be a Disqualified Institution. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)Effect of Resignation or Removal. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent, and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties, and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)L/C Issuer and Swingline Lender. Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swingline Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts

~~CHAR1\1641691v2~~CHAR1\1779505v1

pursuant to Section 2.03(c). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as applicable, (ii) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Arrangers, a Lender or the L/C Issuer hereunder.

9.09Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09, 2.10(b) and 11.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

~~CHAR1\1641691v2~~CHAR1\1779505v1

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuers to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 2.10(b) and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided, that, any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (h) of Section 11.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Secured Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Secured Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

~~CHAR1\1641691v2~~CHAR1\1779505v1

9.10Collateral and Guaranty Matters.

Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or that constitutes Excluded Property, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;

(b)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);

(c)to enter into any intercreditor or subordination agreement with respect to any Subordinated Debt; and

(d)to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11Secured Cash Management Agreements and Secured Hedge Agreements.

Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured

~~CHAR1\1641691v2~~CHAR1\1779505v1

Hedge Agreements in the case of a Facility Termination Date.

9.12ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3–101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84–14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases

~~CHAR1\1641691v2~~CHAR1\1779505v1

being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3–21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3–21(c)(1)(i)(A) – (E),

(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

~~CHAR1\1641691v2~~CHAR1\1779505v1

ARTICLE X

CONTINUING GUARANTY

10.01Guaranty.

Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Secured Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided, that, (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor, and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, to the extent permitted under applicable Law, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Debtor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and prima facie evidence thereof, absent manifest error, for the purpose of establishing the amount of the Secured Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02Rights of Lenders.

Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03Certain Waivers.

Each Guarantor waives:

(a)any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party;

~~CHAR1\1641691v2~~CHAR1\1779505v1

(b)any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party;

(c)the benefit of any statute of limitations affecting any Guarantor’s liability hereunder;

(d)any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever;

(e)any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and

(f)to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties.

Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.

10.04Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until the Facility Termination Date. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.

10.06Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior

~~CHAR1\1641691v2~~CHAR1\1779505v1

revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 10.06 shall survive termination of this Guaranty.

10.07Stay of Acceleration.

If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.

10.08Condition of Borrower.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.09Appointment of Borrower.

Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that:

(a)the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf;

(b)any notice or communication delivered by the Administrative Agent, L/C Issuer or a Lender to the Borrower shall be deemed delivered to each Loan Party; and

(c)the Administrative Agent, L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

10.10Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.

10.11Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount

~~CHAR1\1641691v2~~CHAR1\1779505v1

of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Facility Termination Date. Each Loan Party intends this Section 10.11 to constitute, and this Section 10.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE XI

MISCELLANEOUS

11.01Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, no such amendment, waiver or consent shall:

(a)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(b)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(c)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, that, only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(d)change Section 8.03 or Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e)change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f)release all, or substantially all, of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

~~CHAR1\1641691v2~~CHAR1\1779505v1

(g)release all, or substantially all, of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case, such release may be made by the Administrative Agent acting alone);

(h)release the Borrower or permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender;

and provided, further:

(i)no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(ii)no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement;

(iii)no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and

(iv)the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein:

(A)no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (2) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender;

(B)each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein; and

(C)the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding anything to the contrary herein, (a) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this

~~CHAR1\1641691v2~~CHAR1\1779505v1

Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement, (b) the Administrative Agent may amend or modify this Agreement and any other Loan Document to (i) cure any ambiguity, omission, mistake, defect or inconsistency therein or (ii) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties, (c) Incremental Facility Amendments may be effected in accordance with Section 2.16, and (d) the Administrative Agent and the Borrower may make amendments contemplated by Section 3.07.

Notwithstanding anything to the contrary herein, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower: (a) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder; and (b) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to obtain comparable tranche voting rights with respect to each such new facility and to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 11.13; provided, that, such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section 11.13 (together with all other such assignments required by the Borrower to be made pursuant to this Section 11.01).

11.02Notices; Effectiveness; Electronic Communications.

(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Borrower or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 1.01(a); and

(ii)if to any other Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on

~~CHAR1\1641691v2~~CHAR1\1779505v1

the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)Electronic Communications. Notices and other communications to the Administrative Agent,  the Lenders, the Swingline Lender and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender, the Swingline Lender or the L/C Issuer pursuant to Article II if such Lender, Swingline Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swingline Lender, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent, and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar

~~CHAR1\1641691v2~~CHAR1\1779505v1

designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e)Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices, Letter of Credit Applications, Notice of Loan Prepayment and Swingline Loan Notices) purportedly given by or on behalf of any Loan Party even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

~~CHAR1\1641691v2~~CHAR1\1779505v1

11.04Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses. The Loan Parties shall pay: (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated but limited, in the case of legal fees and expenses, to the reasonable and invoiced fees, disbursements and other charges of one (1) counsel to the Administrative Agent and its Affiliates taken as a whole and one (1) local counsel); (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (but limited, in the case of legal fees and expenses, to the reasonable and invoiced fees, disbursements and other charges of one (1) counsel to the Administrative Agent, the Lenders and the L/C Issuer (taken as a whole) and one (1) local counsel and, solely in the case of any actual or potential conflict, one (1) additional counsel in each necessary and relevant jurisdiction for each of the Administrative Agent, any Lender or the L/C Issuer or any group thereof that is similarly situated (taken as a whole), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including the reasonable and out-of-pocket fees, charges and disbursements of one primary counsel for all Indemnitees (taken as a whole) and, solely in the case of any actual or potential conflict of interest where the Indemnitees reasonably inform the Borrower of such actual or potential conflict, one additional counsel in each necessary and relevant jurisdiction for each group of affected Indemnitees similarly situated (taken as a whole) (but, in each case, excluding fees and costs of in-house counsel)) and settlement costs, incurred by any Indemnitee or resulting from any claim asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (w) the gross negligence, bad faith or willful misconduct of such Indemnitee or any Related Indemnified

~~CHAR1\1641691v2~~CHAR1\1779505v1

Person, (x) a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, (y) any dispute solely among Indemnitees and not (A) involving any act or omission by the Borrower or any of its Controlled Affiliates, or (B) relating to any Indemnitee or any Related Indemnified Person acting in its capacity or fulfilling its role as Administrative Agent, Arranger, bookrunner or any similar role in connection with this Agreement and any other Loan Document, or (z) settlements effected without the Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), it being understood that if settled with the Borrower’s prior written consent, the Borrower shall indemnify and hold harmless such Indemnitee to the extent and in the manner set forth above, provided, further, that, in the case of an investigation, litigation or proceeding brought by the Borrower against an Indemnitee or by an Indemnitee against the Borrower, the Borrower shall have no obligation to pay any amounts pursuant to this Section 11.04(b) unless and until a final, non-appealable judgment is rendered in a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

As used herein, “Related Indemnified Person” of an Indemnitee means (1) any Controlling Person or Controlled Affiliate of such Indemnitee, (2) the respective directors, officers or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates and (3) the respective authorized agents of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, provided, that, in the case of clause (3), such agent is acting at the instructions of such Indemnitee, Controlling Person or such Controlled Affiliate.

(c)Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to pay any amount required under clauses (a) or (b) above to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).

(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, except to the extent included in the Borrower’s indemnity obligations set forth in subsection (b) above in connection with any third party claim therefor, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No party to this Agreement shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

~~CHAR1\1641691v2~~CHAR1\1779505v1

(e)Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred; and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the Facility Termination Date.

11.06Successors and Assigns.

(a)Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except: (i) to an assignee in accordance with the provisions of clause (b) below; (ii) by way of participation in accordance with the provisions of clause (d) below; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) below  (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) below and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment(s) and the Loans (including for purposes of this clause (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided, that, (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

~~CHAR1\1641691v2~~CHAR1\1779505v1

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to each such Assignment) that equal at least the amount specified in clause (b)(i)(B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in clause (b)(i)(A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans and/or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans, or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) above and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or (f) has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and provided, further, that, the Borrower’s consent shall not be required during the primary syndication of the Facilities;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of: (1) any unfunded Term Commitment or any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)the consent of the L/C Issuer and the Swingline Lender shall be required for any assignment in respect of the Revolving Facility.

~~CHAR1\1641691v2~~CHAR1\1779505v1

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons. No such assignment shall be made: (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries; (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B); (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person); (D) a Disqualified Institution (subject to clause (g) below) or (E) any holder of Subordinated Debt.

(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause (b)(vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) below, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) below.

(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in

~~CHAR1\1641691v2~~CHAR1\1779505v1

electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent demonstrable error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) above; provided, that, such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under clause (b) above, and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103–1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice

~~CHAR1\1641691v2~~CHAR1\1779505v1

to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)Resignation as L/C Issuer or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to clause (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer, and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as L/C Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, that, no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swingline Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(g)Disqualified Institutions.

(i)No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 11.06, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment).  For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), such assignee shall not retroactively be considered a Disqualified Institution. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii)If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (g)(i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with

~~CHAR1\1641691v2~~CHAR1\1779505v1

such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loans by paying the lesser of (x) the principal amount thereof, and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents, and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to one (1) or more Eligible Assignees that shall assume such obligations at the lesser of (x) the principal amount thereof, and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided, that, such assignment does not conflict with applicable Laws.

(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees: (1) not to vote on such Plan of Reorganization; (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws); and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to: (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders; or (B) provide the DQ List to each Lender requesting the same.

11.07Treatment of Certain Information; Confidentiality.

(a)Treatment of Certain Information. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any

~~CHAR1\1641691v2~~CHAR1\1779505v1

other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16 or Section 11.01 or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (vi), (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent, the L/C Issuer and/or the Swingline Lender to deliver Borrower Materials or notices to the Lenders or (C) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (viii) with the consent of the Borrower or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 11.07, or (2) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. For purposes of this Section 11.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

(b)Non-Public Information. Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information, and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

(c)Press Releases. The Loan Parties and their controlled Affiliates agree that they will not in the future issue any press releases or other public disclosure (other than any quarterly or annual report required to be filed with any Governmental Authority by any Loan Party or any of its Subsidiaries in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law, and then, in any event, the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(d)Customary Advertising Material. The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

~~CHAR1\1641691v2~~CHAR1\1779505v1

11.08Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

11.09Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered

~~CHAR1\1641691v2~~CHAR1\1779505v1

thereunder, by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

11.11Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(a)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

~~CHAR1\1641691v2~~CHAR1\1779505v1

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)such assignment does not conflict with applicable Laws; and

(e)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

(b)SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS  AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE

~~CHAR1\1641691v2~~CHAR1\1779505v1

LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) ABOVE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO: (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16Subordination.

Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the payment in full in cash of all Obligations (other than contingent indemnification obligations and expense reimbursement obligations for which no claim has been asserted). If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that, in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such  payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

11.17No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and

~~CHAR1\1641691v2~~CHAR1\1779505v1

any Affiliate thereof, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates, the Arrangers and the Lenders and their Affiliates (collectively, solely for purposes of this Section 11.17, the “Lenders”), on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and its Affiliates, the Arrangers and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, any of its Affiliates, any Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates, the Arrangers and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

11.18Electronic Execution.

(a)The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, that, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”) which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention

(b)The Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents.  The Administrative Agent and each Lender may, on behalf of the Borrower, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the other Loan Documents.  The Administrative Agent and each Lender may store the electronic image of this Agreement and the other Loan Documents in its electronic form and then destroy the paper original as part of the

~~CHAR1\1641691v2~~CHAR1\1779505v1

Administrative Agent’s and each Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals.

11.19USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107–56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower and the Loan Parties agree to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.20Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.21Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported

~~CHAR1\1641691v2~~CHAR1\1779505v1

QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

[END]

~~CHAR1\1641691v2~~CHAR1\1779505v1

~~CHAR1\1641691v2~~CHAR1\1779505v1

Summary report: Litera® Change-Pro for Word 10.8.2.10 Document comparison done on 2/18/2021 10:10:13 PM
Style name: MVASet
Intelligent Table Comparison: Active
Original DMS: dm://CHAR1/1641691/2
Modified DMS: dm://CHAR1/1779505/1
Changes:
Add	106
~~Delete~~ 	71
~~Move From~~	2
Move To	2
Table Insert	3
~~Table Delete~~	1
Table moves to	0
~~Table moves from~~	0
Embedded Graphics (Visio, ChemDraw, Images etc.)	0
Embedded Excel	0
Format changes	0
Total Changes:	185